SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended

(Amendment No. __)
Filed by the Registrant |X|

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•	Preliminary Proxy Statement

•	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|	Definitive Proxy Statement

Definitive	Additional Materials

Soliciting	Material underss. 240.14a-12

PFIZER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|	No fee required

•	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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•	Fee paid previously with preliminary materials.

•	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

    PROXY STATEMENT

    March 8, 2001

HOW TO VOTE

Shareholders of Record

Shareholders of Record can vote any one of three ways:
•	By Telephone: Call 1-877-PRX-VOTE (1-877-779-8683) to vote by phone.

•	By Internet: Go to www.eproxyvote.com/pfe to vote on the Internet.

•	By Mail: Mark, sign, date and mail your proxy card to First Chicago Trust Company, a division of EquiServe, in the enclosed postage-paid envelope.

Beneficial Shareholders

     If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to shareholders owning stock through most major banks and brokers.

If you vote by telephone or on the Internet, you do not
need to return your proxy card.

REQUEST ELECTRONIC DELIVERY OF PROXY DOCUMENTS

     Shareholders may request that future proxy mailings be sent to them by e-mail. If you vote on the Internet, follow the prompts to request e-mail delivery of future proxy materials. See your proxy card for further information.

PFIZER INC. 235 East 42nd Street New York, NY 10017

———————————————————————— NOTICE OF ANNUAL MEETING OF SHAREHOLDERS ————————————————————————

TIME	10:00 a.m. on Thursday, April 26, 2001

PLACE	Pfizer Global Research and Development Eastern Point Road Groton, Connecticut 06340-5146

ITEMS OF BUSINESS	(1) To elect six members of the Board of Directors for three-year terms.
(2)    To approve KPMG LLP as our independent auditors for the 2001 fiscal year.
(3)    To approve the 2001 Stock and Incentive Plan.
(4)    To approve the 2001 Performance- Contingent Share Award Plan.
(5)    To transact such other business as may properly come before the
Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on February 28, 2001.

ANNUAL REPORT	Our 2000 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

(1)    USE THE TOLL-FREE TELEPHONE NUMBER shown on the
         proxy card;
(2)    VISIT THE WEB SITE noted on your proxy card
         to vote on the Internet; OR
(3)    MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed
         proxy card in the postage-paid envelope. Any proxy may be
revoked at any time prior to its exercise at the Meeting.

March 8, 2001	C. L. Clemente Secretary
Our Annual Meeting also will be webcast on our web site at www.pfizer.com at 10:00 a.m. on April 26, 2001.

Pfizer Inc. 235 East 42nd Street New York, New York 10017

PROXY STATEMENT

     The proxy materials are delivered in connection with the solicitation by the Board of Directors of Pfizer Inc. (“Pfizer,” the “Company,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2001 Annual Meeting of Shareholders and at any adjournment or postponement.

     You are invited to attend our Annual Meeting of Shareholders on April 26, 2001, beginning at 10:00 a.m. The Meeting will be held at the Company’s Global Research and Development site on Eastern Point Road in Groton, Connecticut 06340-5146. Shareholders will be admitted beginning at 8:45 a.m.

     If you wish to attend the Annual Meeting, please plan to arrive early. Seating will be limited, and extra time will be needed for parking and a shuttle bus ride (which will be available starting at 8:45 a.m.) to the Annual Meeting site. Light refreshments will be served. See the inside back cover of this Proxy Statement for a map and directions to our Groton facility.

     The Groton Global Research and Development site is a non-smoking site. Smoking is not permitted anywhere within the buildings or on the grounds of the facility.

     Our Groton facility is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation will also be offered upon request. Please call us in advance at 212-733-8401 if you require these services or other special accommodations.

     This Proxy Statement, form of proxy and voting instructions are being mailed starting March 8, 2001.

Annual Meeting Admission

     An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card if you are a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

     If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you can request an admission ticket in advance by calling 212-733-8401. You will be asked to fax or mail to us proof of your ownership of Pfizer stock, such as a bank or brokerage account statement.

Webcast of the Annual Meeting

     Our Annual Meeting also will be webcast on April 26, 2001. You are invited to visit www.pfizer.com at 10:00 a.m. on April 26 to listen to the webcast of the Meeting.

Shareholders Entitled to Vote

     Holders of Pfizer common stock at the close of business on February 28, 2001, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 6,322,611,187 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Revocation of Proxies

     Proxies may be revoked at any time before they are exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

HOW TO VOTE

     Your vote is important. You can save us the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Vote by Telephone

     You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on April 25, 2001. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone you do not need to return your proxy card. If you are located outside the U.S. and Canada, see your proxy card for additional instructions.

Vote on the Internet

     You also can choose to vote on the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on April 25, 2001. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials. If you vote on the Internet, you do not need to return your proxy card.

Vote by Mail

     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to First Chicago in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Pfizer Inc. c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8923, Edison, New Jersey 08818-8923.

Voting at the Annual Meeting

     The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

     All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

     If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

Consolidation of Your Vote

You will receive only one proxy card for all the shares you hold:
•	In your own name;

•	In the Pfizer Inc. Shareholder Investment Program;

•	In the Pfizer Inc. Savings and Investment Plan (the “Pfizer Plan”); or

•	In the Warner-Lambert Savings and Stock Plans for the U.S. or Puerto Rico (the “Warner-Lambert Plans”).

     If you are a U.S. Pfizer employee who has received stock options under the Pfizer Stock and Incentive Plan, you are entitled to give voting instructions to the trustee of the Pfizer Inc. Employee Benefit Trust (“the Trust”).Your proxy card will serve as a voting instruction card for the trustee.

     If you do not vote your shares or specify your voting instructions on your proxy card, the administrators of the Pfizer Plans and the Warner-Lambert Plans or the trustee of the Trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee of the Trust and the administrators of the Plans, your voting instructions must be received by April 23, 2001.

     If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator.

List of Shareholders

     The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

Required Vote

     The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.

     A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

     The affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote is required to approve the appointment of KPMG LLP, the Pfizer Inc. 2001 Stock and Incentive Plan and the Pfizer Inc. 2001 Performance Contingent Share Award Plan. Abstentions are not counted as votes “for” or “against” these proposals, but are counted in determining the number of shares present or represented on each of the proposals.

     Under New York Stock Exchange Rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors, the approval of KPMG LLP as our independent auditors and the approval of the Pfizer Inc. 2001 Stock and Incentive Plan and the Pfizer Inc. 2001 Performance-Contingent Share Award Plan even if it does not receive voting instructions from you.

Electronic Delivery of Proxy Materials and Annual Report

     The notice of Annual Meeting and Proxy Statement and the 2000 Annual Report are available on our Internet site at www.pfizer.com. Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, shareholders can elect to receive an e-mail which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves us the cost of producing and mailing bulky documents to your home or business, and gives you an automatic link to the proxy voting site.

     Shareholders of Record:  To enroll in the electronic proxy delivery service, you can go directly to www.econsent.com/pfe and follow the prompts. If you vote by Internet, simply follow the prompts that will link you to www.econsent.com. If you vote by telephone you will be prompted to indicate your interest in the electronic proxy delivery service, but you can enroll in this service only though www.econsent.com. If you vote by mail, check the appropriate box on your proxy card and provide your e-mail address to indicate your interest in electronic delivery.

     Beneficial Shareholders:  Check the information provided to you in the proxy materials mailed to you by your bank or broker.

Cost of Proxy Solicitation

     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $25,000, plus reasonable expenses, for these services.

Shareholder Account Maintenance

     Our Transfer Agent is First Chicago Trust Company, a division of EquiServe. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling the Pfizer Shareholder Services toll-free number, 1-800-733-9393, or contacting First Chicago’s web site at www.equiserve.com. For other information about Pfizer, shareholders can visit our web site at www.pfizer.com.

     In addition, you can access your account through First Chicago’s Internet web site. You can view your current balance, access your account history, sell shares or request a certificate for shares held in the Pfizer Shareholder Investment Program and obtain current and historical stock prices. To access your account on the Internet, visit www.equiserve.com and type in your issue number, account number and password. These can be found on your account statement or dividend check stub.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2000 our Directors and executive officers met all applicable SEC filing requirements.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Role and Composition of the Board of Directors

     1. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

     2. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

     3. It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

     4. It is the policy of the Company that the Board consist of a majority of outside Directors and that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee, in consultation with the Chairman and CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. Candidates are selected for their character, judgment, business experience and acumen. Scientific expertise, prior government service and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board. The Corporate Governance Committee annually reviews the compensation of Directors. All Directors are expected to own stock in the Company in an amount that is appropriate for them.

     5. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Executive Compensation Committee and Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee in consultation with the Chairman and CEO. The Audit Committee, Executive Compensation Committee and Corporate Governance Committee are made up of only outside Directors. The membership of these three committees is rotated from time to time.

     6. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full indoctrination process for new Board members that includes extensive materials, meetings with key management and visits to Company facilities.

     7. It is the policy of the Company that the chairs of the Audit, Executive Compensation and Corporate Governance committees of the Board each act as the chair at meetings or executive sessions of the outside Directors at which the principal items to be considered are within the scope of the authority of his or her committee. Experience has indicated that this practice, which has been in place on an informal basis, provides for leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead Director.

     8. The Executive Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his or her performance against such goals. The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals. The Executive Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

     9. The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with shareholders, but it is suggested that any such meetings be with management present.

Functioning of the Board

     1. The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chairman and CEO for review and/or decision. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda.

     2. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the Directors to prepare for discussion of the items at the meeting.

     3. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company.

     4. Executive sessions or meetings of outside Directors without management present are held at least once each year to review the report of the outside auditors, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, and the compensation of the Chairman and CEO and other senior managers. Additional executive sessions or meetings of outside Directors may be held from time to time as required. Executive sessions or meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

Functioning of Committees

     1. The Audit, Executive Compensation and Corporate Governance committees consist of only outside Directors.

     2. The frequency, length and agenda of meetings of each of the committees are determined by the chair of the committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

     3. The responsibilities of each of the committees are determined by the Board from time to time.

Periodic Review

     These principles are reviewed by the Board from time to time.

Board and Committee Membership

     Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

     During 2000, the Board of Directors met 12 times and had four committees. Those committees consisted of an Audit Committee, a Corporate Governance Committee, an Executive Compensation Committee, and an Executive Committee. All of our Directors attended 75 percent or more of the regularly scheduled and special meetings of the Board and Board committees on which they served in 2000.

     The table below provides membership and meeting information for each of the Board committees.

Name	Audit	Corporate Governance	Executive Compensation	Executive
Dr. Brown		X
Mr. Burns			X*	X
Mr. Burt	X
Mr. Cornwell	X
Mr. Gray		X
Mr. Harvey (1)	X*
Ms. Horner		X*		X
Mr. Howell	X
Dr. Ikenberry		X		X
Mr. Kamen		X
Mr. Lorch			X
Mr. Mandl			X
Dr. Mead			X
Mr. Raines			X
Dr. Simmons	X
Mr. Sovern		X
Mr. Steere				X*
Dr. Vallès	X

2000 Meetings	7	8	9	0

*Chair

(1)	After seven years of valued service as our Director, Mr. Harvey will retire after our 2001 Annual Meeting. Mr. Burt will assume the position of Chair of the Audit Committee at that time.

The Audit Committee

     The Audit Committee meets at least six times a year and is responsible for recommending the annual appointment of the public accounting firm to be our outside auditors, subject to approval by the Board and the shareholders. The Committee:

•	reviews with the outside auditors the scope of the audit, the auditors’ fees and related matters;

•	considers whether the provision of information technology and other non-audit services by the outside auditors is compatible with maintaining their independence;

•	receives copies of the annual comments from the outside auditors on accounting procedures and systems of control;

8

•	reviews with the outside auditors any questions, comments or suggestions they may have relating to our internal controls, accounting practices or procedures or those of our subsidiaries;

•	reviews with management and the outside auditors our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10K or 10Q with the SEC. This review includes the items required by SAS 61 as in effect at that time in the case of the quarterly statements;

•	receives from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discusses it with the outside auditors;

•	reviews the programs of our Internal Audit Department, including procedures for assuring implementation of recommendations made by the outside auditors, receives summaries of all audit reports issued by the Internal Audit Department and reviews the significant matters contained in these reports;

•	reviews periodically the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries regarding accounting trends and developments;

•	reviews compliance with laws, regulations, and internal procedures, and contingent liabilities and risks that may be material to us;

•	reviews and reassesses annually the adequacy of its charter; and

•	prepares a report each year concerning compliance with its charter for inclusion in the Company’s annual Proxy Statement.

     The Pfizer Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is attached as Annex 1 to this Proxy Statement. In addition, the Board of Directors has determined that all of the members of the Committee are “independent,” as defined by the rules of the New York Stock Exchange.

The Corporate Governance Committee

     The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function and needs of the Board. This responsibility includes:

•	considering and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by shareholders;

•	conducting inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:
•	to consider questions of possible conflicts of interest of Board members and of our senior executives;

•	to monitor and recommend the functions of the various committees of the Board;

•	to recommend members of the committees;

•	to advise on changes in Board compensation;

•	to make recommendations on the structure of Board meetings; and

•	to recommend matters for consideration by the Board.

The Committee also:
•	considers and reviews our Corporate Governance Principles;

•	reviews, periodically, our Shareholder Rights Plan;

•	establishes Director retirement policies;

•	reviews the functions of the senior officers and makes recommendations on changes;

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•	reviews the job performance of officers and other senior executives with the Chairman and CEO;

•	reviews the outside activities of senior executives; and

•	reviews with the Chairman and CEO the succession plans relating to officer positions.

The Executive Compensation Committee

     The Executive Compensation Committee is responsible for establishing annual and long-term performance goals for our elected officers. This responsibility includes establishing the compensation and evaluating the performance of the Chairman and CEO and other elected officers. In addition, the Committee:

•	determines and certifies the shares awarded under the Performance-Contingent Share Award Program;

•	grants options and awards under the Stock and Incentive Plan;

•	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;

•	monitors compliance by officers with our program of required stock ownership; and

•	publishes an annual Executive Compensation Committee Report for the shareholders.

The Executive Committee

The Executive Committee performs the duties and exercises the powers delegated to it by the Board of Directors. 10

Compensation of Non-Employee Directors

2000 Cash Retainer and Meeting Fees

Director	Annual Board/Committee Retainer	Board and Business Meeting Fees	Committee Meeting Fees	Total
Dr. Brown	$30,000	$19,500	$12,000	$61,500
Mr. Burns	32,000	18,000	12,000	62,000
Mr. Burt	15,750	9,000	6,000	30,750
Mr. Cornwell	30,000	19,500	9,000	58,500
Mr. Gray	15,750	9,000	3,000	27,750
Mr. Harvey	32,000	21,000	10,500	63,500
Ms. Horner	32,000	25,500	12,000	69,500
Mr. Howell	15,750	9,000	6,000	30,750
Dr. Ikenberry	30,000	19,500	10,500	60,000
Mr. Kamen	30,000	19,500	12,000	61,500
Mr. Lorch	15,750	9,000	6,000	30,750
Mr. Mandl	15,750	7,500	4,500	27,750
Dr. Mead	30,000	21,000	12,000	63,000
Mr. Raines	30,000	19,500	10,500	60,000
Dr. Simmons	30,000	19,500	10,500	60,000
Mr. Sovern	15,750	7,500	4,500	27,750
Dr. Vallès	30,000	19,500	10,500	60,000

Fees and Benefit Plans for Non-Employee Directors

     Annual Cash Retainer Fees.  Non-employee Directors receive an annual cash retainer fee of $26,000 per year. Non-employee Directors who serve on one or more Board committees (other than the Executive Committee) receive an additional annual fee of $4,000. In addition, the Chair of a Board committee receives an additional $2,000 per year, per committee.

     Meeting Fees.  Non-employee Directors also receive a fee of $1,500 for attending each Board meeting, committee meeting, the Annual Meeting of Shareholders, each day of a visit to a plant or office of ours or our subsidiaries, and for attending any other business meeting to which the Director is invited as a representative of the Company.

     Unit Awards and Deferred Compensation.  Under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the “Unit Award Plan”), a non-employee Director is granted an initial award of 3,600 units when he or she becomes a Director. Afterwards, each non-employee Director is granted an annual award of 3,600 units (“Annual Unit Award”) on the day of our Annual Meeting, provided the Director continues to serve as a Director following the Meeting. The awards under the Unit Award Plan are made in addition to the Directors’ annual cash retainers and meeting attendance fees. Such units are not payable until the recipient ceases to be a Director.

     Under the Unit Award Plan, non-employee Directors may defer all or a part of their annual cash retainers and meeting fees until they cease to be Directors. At a Director’s election, the fees held in the Director’s account may be credited either with interest at the rate of return of the Intermediate Bond Fund of the Pfizer Inc. Savings and Investment Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of our common stock on the last business day before the date that the fee would be paid. The number of units in a Director’s account is increased by the value of any distributions on the common stock. When an individual ceases to be a Director, the amount held in the Director’s account is paid in cash. The amount paid is determined by multiplying the number of units in the account by the closing price of the common stock on the last business day before the payment date.

     On the day of the 2000 Annual Meeting of Shareholders, all of our non-employee Directors (excluding Messrs. Burt, Gray, Howell, Lorch, Mandl and Sovern, who became Directors of the Company after completion of our acquisition of Warner-Lambert) who continued as Directors were awarded 3,600 units under the Unit Award Plan.

     Retainer Unit Awards.  Under the Pfizer Inc. Annual Retainer Unit Award Plan, Directors receive the equivalent of their annual retainer fee in similarly restricted units. These awards are in addition to the Annual Unit Awards, the Directors’ annual cash retainers and meeting attendance fees, and are made annually on the day of our Annual Meeting. The number of units awarded to the non-employee Directors is based upon the five-day average of the closing trading price of our common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit). On the day of the 2000 Annual Meeting, all non-employee Directors who continued as Directors were awarded 672 units under this Plan.

     Trusts.  In certain circumstances, we must fund trusts established to secure our obligations to make payments to our Directors under the above benefit plans, programs or agreements in advance of the date that payment is due.

Related Transactions

     From time to time in 2000, we have asked Dr. Brown to provide consulting services in connection with our business. He received a total of $18,000 for those services. We anticipate that Dr. Brown will continue to provide similar services to us in the future as he and we may agree upon from time to time.

     We have business arrangements with organizations with which certain of our Directors are affiliated. However, none of these arrangements is material to either us or any of those organizations.

     We incurred expenses for the personal use of Company transportation of $1,601 by Dr. Brown.

     We incurred expenses for the payment of premiums for continued coverage under Warner-Lambert’s life, medical, dental and AD&D insurance policies for certain of the former Warner-Lambert Directors who joined our Board after our acquisition of Warner-Lambert. We paid total premiums of $840 for Mr. Howell, $564 each for Messrs. Lorch and Mandl and $1,572 for Mr. Sovern.

Indemnification

     We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Securities Ownership of Officers and Directors

     The table below shows the number of shares of our common stock beneficially owned as of February 23, 2001 by each of our Directors and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and executive officers as a group. Together these individuals beneficially own less than one percent (1%) of our common stock. The table also includes information about stock options, stock units and performance-contingent share awards credited to the accounts of each Director and executive officer under various compensation and benefit plans.

     There are currently no known beneficial owners of five percent (5%) or more of our common stock.

	Number of Shares or Units
Beneficial Owners	Common Stock		Stock-Equivalent Units		Options Exercisable Within 60 Days
Michael S. Brown	1,200		22,409	(2)	—
M. Anthony Burns	20,400		28,613	(2)	—
Robert N. Burt	200		19,692	(6)	—
W. Don Cornwell	600		26,510	(2)	—
William H. Gray III	867		43,323	(6)	—
George B. Harvey	19,474		58,877	(2)	—
Constance J. Horner	10,800		28,613	(2)	—
William R. Howell	6,350		32,334	(6)	—
Stanley O. Ikenberry	39,873	(4)	120,074	(2)	—
Harry P. Kamen	2,520		33,560	(2)	—
Karen L. Katen	489,918	(1)	18,566	(3)	599,160
George A. Lorch	1,650		14,758	(6)	—
Alex J. Mandl	2,000		36,840	(6)	—
Henry A. McKinnell	859,678	(1)(5)	44,347	(3)	1,555,812
Dana G. Mead	9,000		22,374	(2)	—
John F. Niblack	789,381	(1)(4)	30,472	(3)	906,000
Franklin D. Raines	1,500		15,755	(2)	—
David L. Shedlarz	441,913	(1)	63,328	(3)	209,162
Ruth J. Simmons	879		23,885	(2)	—
Michael I. Sovern	8,000		23,586	(6)	—
William C. Steere, Jr	2,239,982	(1)	177,931	(3)	3,027,760
Jean-Paul Vallès	762,915	(4)	71,476	(2)	—
Directors and all Executive
Officers as a group	10,088,012		1,264,143		12,039,029

(1)	As of February 23 , 2001, this number includes shares credited under the Savings and Investment Plan, or deferred under the Performance-Contingent Share Award Program. The Plan and the Program are described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans.”

(2)	As of February 23, 2001, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director’s unit account is measured by the price of the common stock. The Plans are described in this Proxy Statement under the heading “Fees and Benefit Plans for Non-Employee Directors.”

(3)	As of February 23, 2001, these units are held under the Supplemental Savings Plan. The value of these units is measured by the price of the common stock. This Plan is described in this Proxy Statement under the sub-heading “Savings and Investment Plan.”

(4)	These shares do not include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Dr. Ikenberry—18,000 shares; Dr. Niblack—17,508 shares; and Dr. Vallès—142,320 shares.

(5)	As of February 23, 2001, this includes the following number of shares held in a grantor retained annuity trust: Dr. McKinnell—123,475 shares.

(6)	As of February 23, 2001, this number includes units held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, and also includes the following number of units resulting from the conversion into equivalent Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert Company 1996 Stock Plan. That Plan is described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans”: Mr. Burt—16,068 units; Mr. Gray—39,699 units; Mr. Howell—27,961 units; Mr. Lorch—10,449 units; Mr. Mandl—32,496 units; and Mr. Sovern—19,962 units.

13

ITEM 1—ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. With Mr. Harvey’s retirement after the 2001 Annual Meeting, two classes will consist of six Directors and one class will consist of seven Directors whose terms expire at successive annual meetings. Six Directors will be elected at the Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2004.

     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If you are voting by telephone or on the Internet, you will be told how to withhold your vote from some or all of the nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

     The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2004 at the Annual Meeting:

     Robert N. Burt, W. Don Cornwell, Henry A. McKinnell, Dana G. Mead, Ruth J. Simmons and William C. Steere, Jr.

     The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

     We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

     The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

Name and Age as of the April 26, 2001 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2004

Robert N. Burt	63	Chairman of the Board and Chief Executive Officer of FMC Corporation (chemical and machinery manufacturing) since 1991 and a member of FMC’s Board of Directors since 1989. Director of Phelps Dodge Corporation, the Rehabilitation Institute of Chicago and Evanston Hospital Corp. Chairman of the Business Roundtable and Vice Chairman of the Illinois Business Roundtable. Our Director since June 2000 and a member of the Audit Committee.

W. Don Cornwell	53	Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. Director of CVS Corporation. Also, a Director of Hershey Trust Company, Milton Hershey School and the Telecommunications Development Fund. Trustee of Big Brothers/Sisters of New York. Our Director since February 1997. Member of our Audit Committee.

Henry A. McKinnell	58	Chief Executive Officer since January 2001, President since May 1999 and President, Pfizer Pharmaceuticals Group, the principal operating division of the Company, since January 1997. Chief Operating Officer May 1999-December 2000 and Executive Vice President 1992-1999. Responsible for our Animal Health Group since February 2000 and our Consumer Health Care and Corporate Strategic Planning and Policy Groups since 1995. Director of Moody’s Corporation and John Wiley & Sons, Inc. Chairman-elect of the Pharmaceutical Research and Manufacturers of America (PhRMA). Member of the Business Roundtable (BRT), Vice Chairman of the BRT’s Corporate Governance Task Force and Chairman of its SEC subcommittee. Member of the Board of Directors of the Healthcare Leadership Council, the Trilateral Commission and the Stanford University Graduate School of Business Advisory Council. Chairman Emeritus of the Business-Higher Education Forum and a member of the Boards of Trustees of the New York City Public Library, the New York City Police Foundation and the Economic Club of New York. Our Director since June 1997.

15

Name and Age as of the April 26, 2001 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2004 (continued)

Dana G. Mead	65	Retired Chairman and Chief Executive Officer of Tenneco, Inc. Chairman and Chief Executive Officer of Tenneco, Inc. from 1994 to 1999. Chairman of two of the successor companies of the Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000. Director of Zurich Financial Services, TaskPoint.com, the Center for Creative Leadership and the Logistics Management Institute. Member of the Massachusetts Institute of Technology Corporation and a Lifetime Trustee of the Association of Graduates, U.S. Military Academy, West Point. Former Chairman of both the Business Roundtable and the National Association of Manufacturers. Our Director since January 1998. Member of our Executive Compensation Committee.

Ruth J. Simmons	55	President since 1995 of Smith College, a private liberal arts college for women located in Northampton, Massachusetts. (Dr. Simmons has announced that she has accepted a position as president of Brown University in Providence, Rhode Island, effective July 1, 2001). Vice Provost of Princeton University from 1992 to 1995. Director of The Goldman Sachs Group, Inc., Metropolitan Life Insurance Company and Texas Instruments Inc. Trustee of the Carnegie Corporation of New York. Member of The Conference Board. Fellow of the American Academy of Arts and Sciences and Member of the Council on Foreign Relations. Our Director since January 1997. Member of our Audit Committee.

William C. Steere, Jr.	64	Chairman of our Board since 1992. Our Chief Executive Officer from February 1991 to December 2000. Director of Dow Jones and Company, Inc., Metropolitan Life Insurance Company, Minerals Technologies Inc. and Texaco Inc. Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Our Director since 1987. Chair of our Executive Committee.
16

Name and Age as of the April 26, 2001 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2002

Michael S. Brown	60	Distinguished Chair in Biomedical Sciences from 1989 and Regental Professor from 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences. Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Member of our Corporate Governance Committee.

Constance J. Horner	59	Guest Scholar since 1993 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government and foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to the President and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. Director of the U.S. Office of Personnel Management from 1985 to 1989. Director of Foster Wheeler Corporation, Ingersoll-Rand Company and The Prudential Insurance Company of America. Our Director since 1993. Chair of our Corporate Governance Committee and member of our Executive Committee.

George A. Lorch	59	Chairman Emeritus of Armstrong Holdings, Inc. since August 2000. Chairman and Chief Executive Officer of Armstrong Holdings, Inc. May 2000 to August 2000. President and Chief Executive Officer from 1993 and Chairman, President and Chief Executive Officer from 1994 to May 2000 of Armstrong World Industries, Inc., and a Director from 1988 to December 2000. Armstrong World Industries, Inc. recently has filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Director of Household International Inc. and R.R. Donnelley & Sons Company. Our Director since June 2000 and a member of our Executive Compensation Committee.
17

Name and Age as of the April 26, 2001 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2002 (continued)

Alex J. Mandl	57	Chairman of the Board and Chief Executive Officer of Teligent, Inc., a company offering high speed wireless telephone, data and video communications, since 1996. President and CEO from 1993 to 1996 of AT&T Corp. Chairman of the Board and CEO of Sea-Land Service, Inc. from 1988 to 1991. Director of Dell Computer Corp., OmniSky and LDCom. Our Director since June 2000 and a member of our Executive Compensation Committee.

Franklin D. Raines	52	Chairman and Chief Executive Officer of Fannie Mae, a company that provides a secondary market for residential mortgages through portfolio purchases, issuance of mortgage-backed securities, and other services, since January 1999. Director of the Office of Management and Budget for the Clinton administration from 1996 to 1998. Director of America Online Inc. and PepsiCo, Inc. A former Director of Pfizer from 1993 to 1996, Mr. Raines was re-elected to our Board in October 1998. Member of the Business Roundtable and Chairman of the Corporate Governance Task Force of the Business Roundtable. Member of our Executive Compensation Committee.

Michael I. Sovern	69	Chairman of the Board of Sotheby’s Holdings, Inc., one of the world’s leading auction houses, engaged in the appraisal and auction of fine art and antiques, since February 2000. President Emeritus since 1993 and Chancellor Kent Professor of Law since 1977 at Columbia University. Director of AT&T Corp and Sequa Corp. Our Director since June 2000 and a member of our Corporate Governance Committee.

Jean-Paul Vallès	64	Chairman of Minerals Technologies Inc. (MTI), a resource and technology-based company that develops, produces and markets specialty mineral, mineral-based and synthetic mineral products, since 1989. Chief Executive Officer of MTI from August 1992 to December 2000. Formerly our Vice Chairman from March to October 1992. Director, Board of Overseers, Leonard N. Stern School of Business, New York University. Our Director since 1980. Member of our Audit Committee.
18

Name and Age as of the April 26, 2001 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2003

M. Anthony Burns	58	Chairman of the Board since May 1985, Chief Executive Officer from January 1983 to November 2000, and former President from December 1979 to June 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of Black and Decker Corporation, J. C. Penney Company, Inc. and J. P. Morgan Chase and Co. Trustee of the University of Miami. Member of the Business Council. Our Director since 1988. Chair of our Executive Compensation Committee and Member of our Executive Committee.

William H. Gray III	59	President and Chief Executive Officer of The College Fund/UNCF, an educational assistance organization, since 1991. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991. Director of Dell Computer Corp., Electronic Data Systems Inc., J. P. Morgan Chase and Co., MBIA, Inc., Prudential Insurance Company of America, Rockwell International Corp., Viacom, Inc., and Visteon Corp. Our Director since June 2000 and a member of our Corporate Governance Committee.

William R. Howell	65	Chairman Emeritus of J. C. Penney Company, Inc., which provides consumer merchandise and services through department stores, catalog departments and the Internet, since 1997. Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc., from 1983 until his retirement in 1997. Director of American Electric Power Company, Exxon Mobil Corp., Halliburton Company and The Williams Companies. Chairman of the Board of Trustees of Southern Methodist University from 1996 to 2000. Our Director since June 2000 and a member of our Audit Committee.

Stanley O. Ikenberry	66	President since 1996 of the American Council on Education, an independent nonprofit association dedicated to ensuring high-quality education at colleges and universities throughout the United States. President, from 1979 through July 1995, of the University of Illinois. Director of Utilicorp United Inc. President of the Board of Overseers of Teachers’ Insurance & Annuity Association - College Retirement Equities Fund (TIAA-CREF). Director of the National Museum of Natural History, Smithsonian Institution. Our Director since 1982. Member of our Corporate Governance and Executive Committees.
19

Name and Age as of the April 26, 2001 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

DIRECTORS WHOSE TERMS EXPIRE IN 2003 (continued)

Harry P. Kamen	67	Former Chairman of the Board and Chief Executive Officer from 1993 through June 1998, and President from 1995 through November 1997, of Metropolitan Life Insurance Company, a multi-service insurance provider. Director of Banco Santander Central Hispano, S.A., BDirect Capital, Bethlehem Steel Corporation, and Metropolitan Life Insurance Company. Member of the Board of Governors of the National Association of Securities Dealers, Inc. Trustee of American Museum of Natural History, Carnegie Hall, the Chamber Music Society of Lincoln Center, the Jewish Museum and Smith College. Our Director since 1996. Member of our Corporate Governance Committee.

John F. Niblack	62	Vice Chairman since May 1999 and President of Pfizer Global Research and Development since June 2000. Executive Vice President from 1993 to May 1999. Responsible for our Global Research and Development Division and pharmaceutical Licensing and Development. Our Director since June 1997.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Karen L. Katen	52	Senior Vice President of the Company since 1999. Executive Vice President of the Pfizer Pharmaceuticals Group (PPG) since 1997 and President of U.S. Pharmaceuticals since 1995. Ms. Katen joined us in 1974. She is a Director of General Motors Corporation and Harris Corporation and also serves on the International Council of J.P. Morgan Chase & Co.

David L. Shedlarz	52	Executive Vice President of the Company since 1999 and our Chief Financial Officer since 1995. Mr. Shedlarz was appointed a Senior Vice President in January 1997 with additional worldwide responsibility for our former Medical Technology Group. He is a member of the J.P. Morgan Chase & Co. National Advisory Board and Chairman of the CFO Task Force of the Business Roundtable. Mr. Shedlarz joined us in 1976.

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ITEM 2—APPROVAL OF AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as our independent auditors for 2001, subject to the approval of our shareholders.

     Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year, were $8,300,000, of which $8,200,000 were attributable to KPMG LLP.

Financial Information Systems Design and
Implementation Fees

     KPMG LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

     The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under “Audit Fees” for the fiscal year ended December 31, 2000, were $9,200,000. The vast majority of these fees relate to audit and tax activities in support of the Company, including services rendered in connection with the Warner-Lambert transaction.

     The Board of Directors unanimously recommends a vote FOR the approval of KPMG LLP as our independent auditors for 2001.

Audit Committee Report

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with the auditors’ independence.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls , and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

The Audit Committee:

Mr. Harvey (Chair) Mr. Burt Mr. Cornwell	Mr. Howell Dr. Simmons Dr. Vallès

21

ITEM 3—APPROVAL OF THE PFIZER INC. 2001 STOCK AND INCENTIVE PLAN

On February 2, 2001, the Executive Compensation Committee (the “Committee”) adopted the Pfizer Inc. 2001 Stock and Incentive Plan (the “2001 Plan”). The Board of Directors approved the 2001 Plan on February 22, 2001, subject to shareholder approval at the Annual Meeting. The Committee reviewed the Company’s current Stock and Incentive Plan (the “Plan”) and the Warner-Lambert Company 1996 Stock Plan (the “Warner-Lambert 1996 Plan”), the only Warner-Lambert stock plan that we assumed in connection with our acquisition of Warner-Lambert from which future options or awards may be granted. Based on this review, the Committee determined that an insufficient number of shares are available under these plans to enable Pfizer to provide future grants of stock options and other stock awards to our employees.

     From the inception of Pfizer’s current Stock and Incentive Plan in 1965, through December 31, 2000, options covering 1,244,202,680 shares (including options that subsequently terminated or lapsed and were regranted under the terms of the Plan) have been granted to employees under this Plan. From 1965 through December 31, 2000, options for 826,960,762 shares have been exercised. A total of 262,004,065 shares were subject to outstanding options as of such date, leaving 81,626,060 shares available for future options or awards.

     As of December 31, 2000, a total of 39,344,722 shares were subject to outstanding options under all of the stock-based compensation plans assumed by the Company from Warner-Lambert, other than the Warner-Lambert 1996 Plan.

     From the inception of the Warner-Lambert 1996 Plan through December 31, 2000, options covering 121,805,891 shares (including options that subsequently terminated or lapsed and were regranted under the terms of the Warner-Lambert 1996 Plan) have been granted to employees. From 1996 through December 31, 2000, options for 22,312,842 shares have been exercised. A total of 94,264,787 shares were subject to outstanding options as of such date, leaving 55,622,091 shares available for future options or awards.

     If the 2001 Plan is approved by our shareholders, no further options or awards will be granted under these existing plans.

     The Board believes that by allowing us to continue to offer our employees long-term, performance-based compensation through the 2001 Plan, we will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to our financial success. It is the judgment of the Board of Directors that approval of the 2001 Plan is in the best interests of the Company and our shareholders.

     The 2001 Plan provides for the granting of stock options and stock awards to our employees. The 2001 Plan does not permit the repricing of options or the grant of discounted options.

     Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) with respect to options and other awards by qualifying payments under the Plan as performance-based compensation.

     To minimize the dilutive effect of our stock-based awards and for other reasons, the Company will continue its practice of acquiring shares in the open market. In September 1998, the Board authorized a $5 billion share-purchase program. Approximately 111.6 million shares have been repurchased under the program so far.

     The following is a brief description of the 2001 Plan. The full text of this Plan is attached as Annex 2 and the following description is qualified in its entirety by reference to this Annex.

Administration and Duration

     The selection of participants in the 2001 Plan and the level of participation of each participant will be determined by the Executive Compensation Committee of the Board of Directors. Each member of the Committee must be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Currently the Committee is comprised of five independent directors who are not employees of the Company. The Committee will have the authority to interpret the 2001 Plan, to establish and revise rules and regulations relating to the 2001 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2001 Plan. The Committee may delegate any or all of its authority to administer the 2001 Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Code.

     The 2001 Plan will terminate on December 31, 2010, unless terminated earlier by the Executive Compensation Committee.

Limit On Award Under the 2001 Plan

     The maximum number of shares as to which stock options and stock awards may be granted under the 2001 Plan is 250,000,000 shares. During the ten-year term of the 2001 Plan, no person may be granted stock options or stock awards of more than 2,000,000 shares in any calendar year. The shares to be delivered under the 2001 Plan will be made available from the authorized but unissued shares of Pfizer common stock or from treasury shares. Shares initially issued under the 2001 Plan that become subject to lapsed or cancelled awards or options, and shares tendered in a stock-for-stock exercise of options, will be available for further awards and options.

Eligibility

     All employees of the Company and its subsidiaries will be eligible to participate in the Plan. From time to time, the Committee will determine the employees who will be granted awards, and the number of shares subject to such grants. It is expected that these determinations will be based on each individual’s current and potential contribution to the success of Pfizer and its subsidiaries. At the discretion of the Committee, a participant may receive any combination of options and stock awards. Directors who are not employees of the Company or its subsidiaries are not eligible to participate. The present Directors and nominees for election as Directors who will be eligible to receive options and awards under the 2001 Plan are Dr. Henry A. McKinnell and Dr. John F. Niblack.

Stock Options

     Options granted under the 2001 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The price of any stock option granted may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, if the grant provides, in common stock. Generally, no option may be exercised during the first year of its term or such longer period as may be specified in the option.

     The 2001 Plan allows the Committee to make unvested stock options immediately exercisable upon a change of control of the Company. A “change in control” includes:

•	certain changes in the composition of more than 50% of the Board;

•	the acquisition by a third party of 20% or more of our common stock;

•	a merger

•	a sale of all or substantially all of our assets; or

•	shareholder approval of a plan of liquidation.

The 2001 Plan also allows the Committee, in its discretion, to make unvested options immediately exercisable:
•	where an optionee’s employment is to be terminated due to a divestiture or a downsizing by us;

•	for a retiring optionee who holds options with extended vesting provisions; or

•	to prevent inequities.

     Generally, all options terminate after a ten-year period from the date of the grant; however, an option may be exercisable for a period of up to ten years and six months, if necessary, to conform with or take advantage of certain governmental requirements, statutes or regulations.

     The Committee determines the terms of each stock option grant at the time of the grant.

     Shares from the 2001 Plan underlying options that have terminated or lapsed, including options that have been surrendered unexercised, may be made subject to further options or awards at an exercise price of no less than the fair market value of the underlying stock at the time of the further grant, a term of no longer than 10 years (except as described above), and a vesting period of one or more years from the grant date (except as described above).

Stock Awards

     The 2001 Plan provides for the granting of stock awards that generally vest after one or more years from the date of the grant, and which consist of shares of common stock issued to participating employees as additional compensation for their services to us. Prior to vesting, shares will be subject to forfeiture if a grantee terminates his or her employment during the restricted period, unless the grantee’s employment ends as a result of disability, death, retirement or a change in control of the Company. No more than 2.5 million shares will be granted as restricted stock or equivalent awards under the 2001 Plan.

Transferability

     Generally, options or awards granted to an employee under the 2001 Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any options or awards may be exercised only by the employee. The Committee has the authority, however, to permit non-qualified options to be transferred to members of the employee’s immediate family and certain family trusts or partnerships.

Certain Adjustments

     In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations:

•	in the number and kind of shares for which any options or awards may thereafter be granted, both in the aggregate and as to each optionee;

•	in the number and kind of shares subject to outstanding options and awards;

•	in the option price; and

•	other adjustments as the Committee deems appropriate.

Amendment and Revocation

The Committee may amend or revoke the Plan, but may not, without prior approval of our shareholders:
•	increase the maximum number of shares of common stock which may be issued under the 2001 Plan or the number of shares of common stock which may be issued to any one participant;

•	extend the term of the 2001 Plan or of options granted under that Plan; or

•	grant options with an exercise price below the fair market value of the common stock on the date of grant.

Plan Benefits

     Future benefits under the 2001 Plan are not currently determinable. However, current benefits granted to Executive Officers and all other employees would not have been increased if they had been made under the proposed 2001 Plan.

     The table below shows the awards that would have been made in 2000 if the 2001 Plan were in effect at that time. These are identical to the awards actually made, as described in the Summary Compensation Table.

Name and Principal Position	Stock Options (Granted at Fair Market Value in 2000)	Stock Awards Granted	Performance Unit Awards
William C. Steere, Jr.	800,000	60,000	0
Chairman

Henry A. McKinnell	330,000	31,440	0
CEO and President

John F. Niblack	210,000	24,480	0
Vice Chairman

Karen L. Katen	165,000	15,360	0
Senior V.P.;
Executive V.P.–PPG
and President–
U.S. Pharmaceuticals

David L. Shedlarz	160,000	17,040	0
Executive V.P. and CFO

All Executive	3,093,775	262,080	0
Officers

All Non-Executive	0	0	0
Directors

All Non-Executive	28,390,436	334,920	0
Officer Employees

25

Tax Treatment of Options and Awards

Incentive Stock Options

     An incentive stock option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). In such case, we will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his income as a result of a disqualifying disposition.

Non-Qualified Stock Options

     A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

     The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be long-term or short-term gain (or loss), depending upon the holding period of the shares.

     If a non-qualified option is exercised by tendering previously-owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply. A number of new shares equal to the number of previously-owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously-owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and his holding period in such shares will begin on the date of exercise.

Stock Awards

     No income will be recognized at the time of grant by the recipient of a stock award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in an amount equal to the compensation realized by the employee.

Outside The United States

     The grant and exercise of options and awards under the 2001 Plan to employees outside the United States may be taxed on a different basis.

     On February 28, 2001, the closing price of our common stock traded on the New York Stock Exchange, as published in the Wall Street Journal, was $45.00 per share

     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 2001 Plan.

     The Board unanimously recommends a vote FOR the proposal to approve the Pfizer Inc. 2001 Stock and Incentive Plan.

ITEM 4—APPROVAL OF THE PFIZER INC. 2001 PERFORMANCE-CONTINGENT
SHARE AWARD PLAN

     The Company currently maintains a Performance-Contingent Share Award Program under which certain executives of the Company and its subsidiaries are eligible to receive annual awards. Under Section 162(m) of the Internal Revenue Code, as amended, publicly held companies such as Pfizer may not deduct compensation paid to certain executive officers to the extent that the compensation exceeds $1 million in any one year for each of these executives. The regulations provide for an exception for “performance-based compensation,” including stock options granted under a stock option plan that has been previously approved by the public company’s shareholders, provided that the options are not issued below the fair market value of the stock on the date of grant. The Company’s proposed 2001 Stock and Incentive Plan, if approved by our shareholders, will meet these requirements. Compensation other than stock options, however, must meet additional requirements in order to qualify as tax deductible “performance-based compensation.” Therefore, upon the recommendation of the Executive Compensation Committee, the Board has decided to take all actions that will be required for the Pfizer Inc. 2001 Performance-Contingent Share Award Plan, (the “2001 PCSA Plan”) which will provide long-term compensation in conjunction with the 2001 Stock and Incentive Plan, to qualify as deductible, “performance-based” compensation under the Code. If approved by our shareholders, this Plan will replace the current, similar program which was approved in 1994 and no further awards will be initiated under that program.

     The following is a brief summary of the proposed 2001 PCSA Plan. The complete text of this Plan is attached as Annex 3, and the following discussion is qualified in its entirety by reference to this Annex.

Plan Description

     The 2001 PCSA Plan is designed to promote the retention of key employees, to compensate these employees based on the Company’s achievement of corporate performance goals and to optimize employee motivation. The 2001 PCSA Plan emphasizes long-term compensation values over short-term pay opportunities and encourages stock retention by the Company’s key employees in the face of stock market fluctuations. Our 100 highest ranking employees are eligible to participate in this Plan.

     Under the 2001 PCSA Plan, our Executive Compensation Committee may grant participating employees an opportunity to earn shares of common stock, provided certain performance criteria are met. The performance formula is non-discretionary, and is comprised of two performance criteria:

•	total shareholder return (including reinvestment of dividends); and

•	growth in diluted earnings per share.

     These criteria are measured point-to-point over the applicable performance period (not greater than five years) relative to the performance of our Peer Group, which is comprised of the companies listed in the footnote to the Performance Graph appearing later in this Proxy Statement. To the extent that the Company’s performance exceeds the low end of the range of performance, a varying number of shares up to the maximum will be earned.

     The maximum number of shares that may be awarded under the proposed Plan is 12.5 million. In addition, no eligible employee will be granted Performance-Contingent Share Awards for more than 500,000 shares of our common stock for any one full, five-year performance period. Actual awards generally will be a fraction of this annual limit and will be correlated with awards under the 2001 Stock and Incentive Plan. Receipt of shares awarded under the 2001 PCSA Plan may be deferred by an employee participant.

     In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made consistent with the applicable provisions of the Code and applicable Treasury Department rulings and regulations, in the number and kind of shares available and awarded under this Plan.

     As discussed above, awards under the 2001 PCSA Plan are based on the long-term performance of the Company. The operation of the 2001 PCSA Plan will be generally the same as the current program. Therefore, in the table below, we are showing the awards that would have been earned by the individuals and groups indicated using the performance criteria established for the current program and based upon the performance of the Company for the periods ending in 2000.

     These awards are the same as the awards earned by the Named Executive Officers under the current Performance-Contingent Share Award Program for the period ended December 31, 2000, which are shown in the “LTIP Payouts” column of the Summary Compensation Table.

Performance Periods Ending in 2000 Based on Criteria of Current Program
Name and Principal Position	Shares Earned
William C. Steere, Jr.	210,000
Chairman

Henry A. McKinnell	110,040
CEO and President

John F. Niblack	85,680
Vice Chairman

Karen L. Katen	53,760
Senior V.P.;
Executive V.P.–PPG
and President–
U.S. Pharmaceuticals

David L. Sheldarz	59,640
Executive V.P. and CFO

All Executive Officers	917,280

All Non-Executive Directors	0

All Non-Executive Officer Employees	744,780

The current program is discussed in further detail in the Executive Compensation Committee Report.

     The cumulative number of shares awarded and pending under the current Performance-Contingent Share Award Program since its approval in 1994 is approximately 20.1 million shares.

Requirements for Tax Deductibility

     Under the Code, Performance-Contingent Share Awards granted in 2001 and thereafter will be deductible if: (1) such shares are paid solely on account of the attainment of one or more pre-established objective performance goals; (2) the performance goals under which the shares are to be paid are established by a committee comprised solely of two or more outside directors; (3) the committee certifies in writing prior to payment of the shares that the performance goals and any other material terms of payment were satisfied; and (4) the material terms of the performance goals under which the shares are to be paid are disclosed to shareholders and subsequently approved by a majority of the votes cast on this proposal at the Annual Meeting.

     In connection with the Performance-Contingent Share Awards that may be granted to Company employees in 2001 and thereafter, the Executive Compensation Committee will ensure that the first three requirements listed above will be met. Shareholder approval of the material terms of the proposed 2001 PCSA Plan must be obtained in order for the Company to be able to take tax deductions for the value of these Performance-Contingent Shares in the future.

     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 2001 PCSA Plan.

     The Board unanimously recommends a vote “FOR” the proposal to approve the Pfizer Inc. 2001 Performance-Contingent Share Award Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table
	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Restricted Stock Awards(3) ($)	Securities Underlying Options(4) (#)	LTIP Payouts(5) ($)	All Other Compensation(6) ($)
Mr. Steere	2000	1,616,000	3,232,000	21,500	2,688,600	800,000	9,410,100	179,544
Chairman
	1999	1,436,300	2,872,600	13,595	0	900,450	10,668,750	167,828
	1998	1,379,700	2,759,400	86,801	0	900,000	13,012,500	157,000

Dr. McKinnell	2000	984,100	1,426,900	42,079	1,408,826	330,000	4,930,892	83,084
CEO* and President
	1999	869,800	1,093,000	26,998	2,003,125	405,450	4,864,950	76,796
	1998	835,700	1,050,100	29,536	0	390,000	5,569,350	72,304

Dr. Niblack	2000	832,500	932,400	23,538	1,096,949	210,000	3,839,321	69,128
Vice Chairman
	1999	799,700	895,700	13,849	1,802,813	360,450	4,096,800	66,404
	1998	768,200	860,400	4,724	0	360,000	4,684,500	62,084

Ms. Katen	2000	698,800	730,300	11,638	688,282	165,000	2,408,986	53,772
Senior V.P.;
Executive V.P. – PPG
and President –
U.S. Pharmaceuticals
	1999	625,800	645,500	9,774	130,906	225,450	2,389,800	45,304
	1998	589,400	506,800	5,999	0	210,000	2,810,700	39,608

Mr. Shedlarz	2000	695,100	723,700	12,909	763,562	160,000	2,672,468	53,508
Executive V.P.
and CFO
	1999	625,800	642,600	11,096	65,453	225,450	2,731,200	47,556
	1998	596,200	563,100	5,529	31,689	225,000	3,123,000	41,356

*	As of January 1, 2001, Dr. McKinnell was elected Chief Executive Officer, the position previously held by Mr. Steere since 1991.

(1)	The amounts shown in this column constitute the Annual Incentive Awards made to each officer based on the Board’s evaluation of each officer’s performance. These awards are discussed in further detail in the Executive Compensation Committee Report.

(2)	The amounts shown in this column represent tax payments made by us on behalf of each officer relating to his use of Company transportation and personal financial counseling. The total for Mr. Steere for 1998 also includes the aggregate incremental cost to the Company —$59,684 —of providing perquisites and other personal benefits to him. Of this amount, $53,984 represents the incremental cost of his personal use of Company automobiles and aircraft. Mr. Steere is required by the Company to travel only on its aircraft for security reasons.

(3)	The amounts shown in this column represent the dollar value of the Company’s common stock on the date of grant of the restricted stock. All grants of restricted stock are made under our Stock and Incentive Plan.

On February 21, 2001, Mr. Steere received a grant of 60,000 shares of common stock, Dr. McKinnell received a grant of 31,440 shares of common stock, Dr. Niblack received a grant of 24,480 shares of common stock, Ms. Katen received a grant of 15,360 shares of common stock and Mr. Shedlarz received a grant of 17,040 shares of common stock. All of these restricted stock grants vest on the earlier of February 21, 2002 or termination of employment due to retirement, death or disability.

On August 26, 1999, Dr. McKinnell received a grant of 50,000 shares of common stock. On that same date, Dr. Niblack received a grant of 45,000 shares of common stock. Dr. McKinnell’s restricted stock grant vests on August 24, 2004 and Dr. Niblack’s restricted stock grant vests on August 26, 2002.

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On February 25, 1999, Ms. Katen received a grant of 1,000 shares of common stock (subsequently adjusted to 3,000 shares to reflect our June 1999 3-for-1 stock split), and on that same date, Mr. Shedlarz received a grant of 500 shares of common stock (subsequently adjusted to 1,500 shares to reflect our June 1999 3-for-1 stock split). These shares vest on February 25, 2002.

On August 27, 1998, Mr. Shedlarz received a grant of 300 shares of common stock (subsequently adjusted to 900 shares to reflect our June 1999 3-for-1 stock split). These shares vest on August 27, 2001.

Dividends are paid during the restricted period on all restricted shares.

As of December 31, 2000, the aggregate number of shares of restricted stock held by the officers, and the dollar value of such shares was: Mr. Steere, 0 shares ($0); Dr. McKinnell, 50,000 shares ($2,300,000); Dr. Niblack, 45,000 shares, ($2,070,000), Ms. Katen, 3,000 shares ($138,000) and Mr. Shedlarz, 2,400 shares, ($110,400). The dollar values are based on the closing price of our common stock on December 29, 2000, the last trading day of the year.

(4)	Adjusted for our June 1999 3-for-1 stock split.

(5)	The 2000 payout represents the dollar market value of shares of our common stock on February 21, 2001 (the payment date) earned under the Company’s Performance-Contingent Share Award Program using the closing sales price of our common stock ($44.81) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each Named Executive Officer was as follows: Mr. Steere, 210,000 shares; Dr. McKinnell, 110,040 shares; Dr. Niblack, 85,680 shares; Ms. Katen, 53,760 shares; Mr. Shedlarz, 59,640 shares; and all executive officers and Directors as a group, 917,280 shares.

(6)	The amounts shown in this column represent Company matching funds under our Savings and Investment Plan (a tax-qualified retirement savings plan) and related supplemental plan, which are discussed under the heading “Employee Benefit and Long-Term Compensation Plans.”

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Total Options Exercised in 2000 and Year-End Values

     This table gives information for options exercised by each of the Named Executive Officers in 2000 and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the average ($46.3750) of the high and the low trading price of our common stock on December 29, 2000 (the last trading day of the year).

			Number of Securities Underlying Unexercised Options Held at 12/31/00		Value of Unexercised In-The-Money Options at 12/31/00
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Mr. Steere	617,592	23,044,101	2,687,760	2,600,450	78,292,271	36,079,537
Dr. McKinnell	180,000	7,223,400	1,408,812	1,116,450	43,996,450	15,259,577
Dr. Niblack	255,756	9,691,555	792,000	918,450	20,704,920	12,547,667
Ms. Katen	72,000	2,711,045	521,160	577,050	14,443,418	7,559,090
Mr. Shedlarz	32,400	1,164,676	204,762	587,050	3,400,752	7,760,550

Option Grants in 2000

     This table shows all options to purchase our common stock granted to each of our Named Executive Officers in 2000 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by our shareholders as of December 31, 2000, using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation of Option Term
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	0%	5%	10%
Mr. Steere	800,000	2.70%	32.94	2/23/10	0	16,572,631	41,998,301
Dr. McKinnell	330,000	1.11%	32.94	2/23/10	0	6,836,210	17,324,299
Dr. Niblack	210,000	0.71%	32.94	2/23/10	0	4,350,316	11,024,554
Ms. Katen	165,000	0.56%	32.94	2/23/10	0	3,418,105	8,662,150
Mr. Shedlarz	160,000	0.54%	32.94	2/23/10	0	3,314,526	8,399,660
Potential Gain for all shareholders at Assumed Appreciation Rates					0	130,814,721,680	331,510,188,624

(1)	Option grants for Named Executive Officers who received grants in 2000 consisted of Key-Employee Grants that are exercisable one-fifth on each anniversary date beginning on February 24, 2001.

(2)	The exercise price for all stock option grants is the fair market value of our common stock on the date of the grant.

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Long-Term Incentive Plan Awards in 2000

     This table gives information concerning the participation of the Named Executive Officers in a long-term compensation plan called the Performance-Contingent Share Award Program. Under this plan, they were awarded the right to earn shares of our common stock (“Performance-Contingent Shares”). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula which measures our performance over a five-year period using certain performance goals that were determined by our Executive Compensation Committee and approved by the Board. The formula is comprised of two performance criteria, total shareholder return (including reinvestment of dividends) and growth in diluted earnings per share, over the performance period relative to the industry Peer Group. If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned. These awards are also discussed in the Executive Compensation Committee Report.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares (1)	Performance Period (or Other Period Until Maturation or Payment	Threshold(2) (#)	Target (#)	Maximum (#)
Mr. Steere	*	1/1/01-12/31/05	N/A	N/A	N/A
Dr. McKinnell	*	1/1/01-12/31/05	30,000	180,000	300,000
Dr. Niblack	*	1/1/01-12/31/05	18,000	108,000	180,000
Ms. Katen	*	1/1/01-12/31/05	10,500	63,000	105,000
Mr. Shedlarz	*	1/1/01-12/31/05	10,500	63,000	105,000

(1)	The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the Peer Group.

(2)	If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

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Executive Compensation Committee Report

Overview of Compensation Philosophy and Program

     The Executive Compensation Committee establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other executive officers named in the Compensation Table (the “Named Executive Officers”). The Committee consists entirely of independent Directors who are not officers or employees of the Company.

     The Company’s executive compensation program is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage significant ownership of Company common stock by executive officers.

As discussed below, the program consists of, and is intended to balance, three elements:
•	Salaries. Salaries are based on the Committee’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. This Peer Group consists of the ten health care companies referred to in the Performance Graph that follows this report.

•	Executive Annual Incentive Awards. Executive Annual Incentive Awards are based on an evaluation of both individual and Company performance against quantitative and qualitative measures.

•	Long-Term Incentive Compensation. Long-term incentive awards, which consist of stock options and Performance-Contingent Share Awards, are designed to ensure that incentive compensation is linked to the long-term performance of the Company and its common stock.

     In addition, the Named Executive Officers and other members of senior management are expected to own a minimum amount of common stock under the Company’s stock ownership program. The program is intended to further tie the interests of management to the interests of shareholders.

Evaluation of Executive Performance

     The Committee does not rely solely on predetermined formulae or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company’s other executive officers. Instead, the Committee considers:

•	management’s overall accomplishments;

•	the accomplishments of the individual executives;

•	the Company’s financial performance; and

•	other criteria discussed below.

In 2000, management continued to effectively implement its long-term strategies which included:
•	leveraging our strategic focus as a health care company by completing the acquisition of Warner-Lambert;

•	improving operating margins;

•	continuing the implementation of projects to optimize organizational effectiveness and productivity;

•	maintaining the flow of new product candidates in the Company’s research pipeline; and

•	augmenting the Company’s research and marketing abilities with external collaborations and partnerships.

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The Committee believes that the success of these strategies is evidenced by:
•	the successful conclusion of the Warner-Lambert acquisition;

•	exceeding the merger related synergy/cost savings targets;

•	the smooth integration of the Pfizer and Warner-Lambert organizations, processes and cultures;

•	the Company’s operating margins;

•	the breadth of the current product portfolio which drove considerable sales growth, resulting in the Company’s position as the number one pharmaceutical company;

•	the acceptance of the Company’s products in the current marketplace; and

•	the number of promising product candidates under development by the Company.

     The Committee also considers management’s responses to the changes occurring within the global marketplace for health care products and services. The unprecedented discovery by the pharmaceutical industry of innovative medicines that effectively treat chronic as well as acute health problems has focused attention on the issues of access and adequate third-party coverage for prescription drugs, particularly for low-income individuals and the elderly. It is the Committee’s opinion that management continues to effectively develop and implement strategies within the marketplace and at the local and federal levels of government to address these issues, enabling the Company to remain a leader in the healthcare industry. In addition, Mr. Steere, Dr. McKinnell and the senior management team are undertaking significant actions to communicate the Company’s position on health care issues to its shareholders, the public and the government. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company’s continuing success.

Total Compensation

     To establish target total compensation levels of Company executives, the Committee considers competitive market total compensation. The total compensation package for each executive is then broken down into the three basic components indicated above, as discussed in more detail below. The Committee intends to continue its strategy to compensate its executives by maintaining its emphasis on performance-based incentive compensation. Based on available public data and the analysis of its outside compensation advisors, the total compensation of Mr. Steere and the other Named Executive Officers generally fell in the upper quartile of total compensation paid by the Peer Group to their executives holding equivalent positions, and the Committee believes that position was consistent with the outstanding performance of the Company compared to the Peer Group.

Salaries

     In setting the 2000 salaries of the Chairman and CEO and the other executive officers, the Committee:

•	evaluated each officer’s individual job performance;

•	assessed the Company’s performance; and

•	considered salaries paid by the Peer Group to executive officers holding equivalent positions.

     Chairman and CEO.  Mr. Steere’s salary in 2000 totaled $1,616,000. As a result of his planned retirement in mid-2001, Mr. Steere did not receive an increase in salary for 2001. Dr. McKinnell, who assumed the CEO responsibilities as of January 1, 2001, received a salary of $984,100 in 2000. For 2001, it has been set at $1,350,000 which reflects his promotion to CEO.

     Other Named Executive Officers.  The 2000 salaries of the other Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table.

Executive Annual Incentive Awards

     In 1997, the Board of Directors adopted and the shareholders approved the Pfizer Inc. Executive Annual Incentive Plan. Under the terms of this plan a maximum award of 0.3% of Adjusted Net Income as defined in the plan was established for each employee participating in the plan. This maximum exceeds the current level of Annual Incentive Awards made by the Committee and the Committee will continue to base the awards on Company and individual performance criteria within the established maximum.

     For 2000, an Annual Incentive Award of $3,232,000 for Mr. Steere and $1,426,900 for Dr. McKinnell were approved by the Committee and confirmed by the Board. The Annual Incentive Awards for 2000 paid to each of the Named Executive Officers are shown in the “Bonus”column of the Summary Compensation Table.

Long-Term Incentive Compensation

     In 2000, Mr. Steere, Dr. McKinnell and the other executive officers participated in the Company’s long-term incentive compensation program. As discussed below, the program consisted of:

•	stock option grants made under the Company’s Stock and Incentive Plan; and

•	awards made under the Company’s Performance-Contingent Share Award Program.

     As a result of the acquisition of Warner-Lambert, the Committee has recommended to the Board of Directors that a new Stock and Incentive Plan and a new Performance-Contingent Share Award Plan be submitted for shareholder approval. These plans, included in Annex 2 and Annex 3 and described in Items 3 and 4 , will provide a basis for future stock options and awards which are designed to attract, retain and motivate our employees. If the new Plans are approved by shareholders, no future awards will be granted from the current plans; however, stock options and awards granted prior to the adoption of the new Plans will continue to be governed by the current Plans.

(a) Stock Options

     The Committee granted Key-Employee Stock Options to each executive officer in 2000 under the Company’s Stock and Incentive Plan. In selecting the size of the Key-Employee Stock Option grants, the Committee reviewed:

•	competitive data relating to similar grants made by the Peer Group to executive officers holding comparable positions;

•	each officer’s individual job performance;

•	the individual stock ownership of the Company’s executive officers; and

•	the interrelationship with the Performance-Contingent Share Awards established for the 2000-2004 performance period for such officers.

     Chairman and CEO. Based upon this data, Mr. Steere was awarded Key-Employee Stock Options for 800,000 shares of common stock and Dr.McKinnell was awarded Key-Employee Stock Options for 330,000 shares of common stock.

     Other Named Executive Officers. The other Named Executive Officers were awarded the number of Key-Employee Stock Options shown in the table headed “Option Grants in 2000.” The Key-Employee Stock Options of the Named Executive Officers and all other executive officers will vest over a five-year period, with 20 percent of the options vesting each year.

     Key-Employee Stock Options granted to Mr. Steere and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that these officers may potentially earn, are targeted to fall at the median range of the value of long-term incentives granted by the Peer Group to executive officers holding comparable positions, subject to the following:

•	The target assumes that the Company’s performance also falls at the median of the Peer Group’s performance.

•	If the Company’s actual performance exceeds the median performance of the Peer Group, however, the total value of long-term incentive awards (which would include Performance-Contingent Share Awards discussed below) will be higher than the median awards made by the Peer Group.

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•	Similarly, if the Company’s performance falls below the median performance of the Peer Group, the total value of the long-term incentive awards would fall below the median awards of the Peer Group.

(b) Performance-Contingent Share Awards

     No new awards were established for Mr. Steere under the Performance-Contingent Share Awards Program (the “Program”) due to his planned retirement in mid-2001. The Committee established awards for Dr. McKinnell and other executive officers, including the other Named Executive Officers, for the 2001-2005 performance period under the Program. The potential size of each award, including the maximum number of shares of common stock that may be earned by each executive officer, was established by the Committee after examining long-term compensation awarded by the Peer Group to executive officers holding comparable positions. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of the following two performance criteria measured over the applicable performance period relative to the performance of the Peer Group:

•	total shareholder return; and

•	earnings per share growth.

     The performance formula weighs each criterion equally. If our performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent that the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

     Based on the Company’s performance during the 1996-2000 performance period, Mr. Steere and the other Named Executive Officers earned 519,120 Performance-Contingent Shares under the Program award formula described above.

     Chairman and CEO.  The total number of such shares earned by Mr. Steere for the 1996-2000 performance period was 210,000. The total number of such shares earned by Dr. McKinnell for the 1996-2000 performance period was 110,040, and the number of Performance-Contingent Shares that Dr. McKinnell may earn at the end of the five-year performance period (1/1/2001-12/31/2005) will range from 0 to 300,000.

     In reviewing the Company’s performance relative to the Peer Group and the resulting awards under the Program, the Committee determined that the reduction in the Program awards due to the Warner-Lambert merger-related costs was inappropriate, given the substantial favorable impact of the acquisition on Pfizer Inc. and its shareholders. Therefore, the Committee granted 502,380 shares of restricted stock under the Pfizer Stock and Incentive Plan to the Program participants, based on the difference in the actual Program awards and the awards that would have been earned if the merger-related costs were excluded. This resulted in a restricted stock grant of 60,000 shares for Mr. Steere, 31,440 shares for Dr. McKinnell, and 56,880 shares for the other Named Executive Officers. All other executive officers received 113,760 shares of restricted stock.

     Other Named Executive Officers.  The total number of shares earned by each of the Named Executive Officers for the 1996-2000 Program is shown in footnote 5 to the “LTIP Payouts” column of the Summary Compensation Table. The number of Performance-Contingent Shares that the other Named Executive Officers may earn at the end of the five-year performance period 1/1/2001-12/31/2005 is shown in the table headed “Long–Term Incentive Plan-Awards in 2000.”

Tax Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to the Company to $1 million for compensation paid (not including amounts which by agreement are required to be deferred) to the Company’s five most highly compensated officers, unless certain requirements are met. One requirement is that the Committee consist entirely of outside Directors. The Committee meets this requirement. Another requirement is that compensation over $1 million must be based upon Company attainment of performance goals approved by the shareholders. The Executive Annual Incentive Plan meets this requirement. In addition, stock options awarded under the Company’s Stock and Incentive Plan are “performance-based” and are eligible for an exception to the deduction limitation. The Committee expects that all incentive compensation of the Company’s five most highly compensated officers will qualify as a tax deductible expense when paid.

Stock Ownership Program

     Upon this Committee’s recommendation, the Board adopted a stock ownership program in August 1993. The program defines “stock ownership” as stock owned by the executive officer directly or through the Company’s Savings and Investment Plan or awarded pursuant to the Performance-Contingent Share Award Program and subsequently deferred. Under the current guidelines of the program established by the Committee, employee Directors (currently Mr. Steere, Dr. McKinnell and Dr. Niblack) are required to own Company common stock equal in value to at least five times their annual salaries. The program also extends to the other Named Executive Officers and other members of the Corporate Management Committee, who are required to own Company common stock equal in value to at least four times their annual salaries. All other executive officers are required to own Company stock with a value equivalent to three times their annual salaries, and all other participants in the Performance-Contingent Share Award Program are required to own an amount equal in value to their annual salary. The Committee has determined that, as of the end of 2000, all executive officers, except one recently appointed officer, met the guidelines established by the Committee.

The Executive Compensation Committee:

Mr. Burns (Chair)
Mr. Lorch
Mr. Mandl
Dr. Mead
Mr. Raines

Performance Graph

     This graph compares our total shareholder returns (assuming reinvestment of dividends), the Standard & Poor’s (“S&P”) 500 Composite Stock Index (“S&P 500”), and an industry peer index compiled by us that consists of several companies (the “Peer Group”).(1) The graph assumes $100 invested at the per-share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1995, in Pfizer and each of the indices.

	1995	1996	1997	1998	1999	2000
PFIZER	100.0	134.0	243.7	411.7	323.2	462.4
PEER GROUP	100.0	123.4	183.0	260.9	235.8	310.9
S&P 500	100.0	123.0	164.0	210.8	255.2	238.9

(1)	The following companies comprise the Peer Group(A): Abbott Laboratories, American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Pharmacia Corporation(B) and Schering-Plough Corp. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year).

(A)	Pfizer acquired Warner-Lambert Company in 2000.

(B)	Pharmacia &Upjohn merged with Monsanto to form Pharmacia Corporation in 2000.

38

Employee Benefit and Long-Term Compensation Plans

Retirement Annuity Plan

     The Retirement Annuity Plan (the “Retirement Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee’s years of service and the final average earnings for the five highest calendar years with us and/or our “Associate Companies” and are payable after retirement in the form of an annuity or a lump sum. Earnings covered by the Retirement Plan are base pay, bonus, and long-term incentive compensation, excluding gains on stock option exercises. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2001, the annual limitation is $170,000.

     Benefits under our Retirement Plan are calculated as an annuity equal to the greater of:

•	1.4 percent of the participant’s final average earnings for the five highest calendar years multiplied by years of service; or

•	1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.

     Years of service under these formulas cannot exceed 35. Contributions to the Retirement Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

     The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $140,000, payable at age 65. We also have an unfunded supplemental plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, we must fund trusts established to secure obligations to make payments under the supplemental plan.

Pension Plan Table

     The following table shows, for the final compensation and years of service indicated, the annual pension benefit payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that:

•	payments will be made in the form of a 50 percent joint and survivor annuity (and both the Plan member and spouse are age 65);

•	during the period of employment the employee received annual compensation increases of six percent; and

•	the employee retired as of December 31, 2000.

As of December 31, 2000, Mr. Steere had 35 years; Dr. McKinnell had 30 years; Dr. Niblack had 33 years; Ms. Katen had 26 years; and Mr. Shedlarz had 24 years under the Retirement Plan and the related supplemental plan.

	Years of Service
Remuneration	15	20	25	30	35
$ 100,000	$ 17,186	$ 22,915	$ 28,643	$ 34,372	$ 40,101
500,000	100,311	133,748	167,184	200,621	234,058
1,000,000	204,216	272,289	340,361	408,433	476,505
2,000,000	412,028	549,371	686,713	824,056	961,399
3,000,000	619,840	826,453	1,033,066	1,239,679	1,446,293
4,000,000	827,651	1,103,535	1,379,419	1,655,303	1,931,186
5,000,000	1,035,463	1,380,617	1,725,771	2,070,926	2,416,080
7,000,000	1,451,086	1,934,781	2,418,477	2,902,172	3,385,867
9,500,000	1,970,615	2,627,487	3,284,358	3,941,230	4,598,102
12,500,000	2,594,050	3,458,733	4,323,416	5,188,100	6,052,783
15,500,000	3,217,485	4,289,980	5,362,474	6,434,969	7,507,464
18,000,000	3,737,014	4,982,685	6,228,356	7,474,027	8,719,698
39

Compensation covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 2000 “Salary,” “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table.

Performance-Contingent Share Award Program

     Under the current Performance-Contingent Share Award Program, participating employees may be granted an opportunity by our Executive Compensation Committee to earn shares of common stock, provided certain performance criteria are met. The performance formula is nondiscretionary and is comprised of two performance criteria:

•	total shareholder return (including reinvestment of dividends); and

•	growth in diluted earnings per share (as reported);

measured point-to-point over the applicable performance period relative to the performance of the Peer Group. Our 200 most highly compensated employees are eligible to participate. Except for awards made in 1993, all awards granted under the Program are based upon a five-year performance period. Awards earned by the Named Executive Officers under this Program for the performance period ended December 31, 2000, are shown in the “LTIP Payouts” column of the Summary Compensation Table. Receipt of shares awarded under this Program may be deferred. This Program will be replaced by the 2001 PCSA Plan, as described in Item 4 in this Proxy Statement, if that Plan is approved by our shareholders, and no further awards will be granted under this Program. However awards granted under the Program will continue to vest after that time.

Executive Annual Incentive Plan

     The Named Executive Officers and other senior employees participate in the Executive Annual Incentive Plan. The purpose of the Annual Incentive Plan is to ensure the tax deductibility of the bonus for the Company. The maximum individual annual bonus under this plan is 0.3% (three tenths of one percent) of Adjusted Net Income. The Annual Incentive Plan defines “Adjusted Net Income” to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company. If income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement. Receipt of bonuses paid from this Plan can be deferred until a later date or retirement. Deferred bonuses may be invested in either a Pfizer unit fund or an interest-bearing fund.

Savings and Investment Plan

     Under the Savings and Investment Plan (the “Savings Plan”), a tax-qualified retirement savings plan, participating employees may contribute up to 15 percent of regular earnings into their Savings Plan accounts. A participating employee may elect to make after-tax contributions, before-tax contributions, or both after-tax and before-tax contributions. In addition, under the Savings Plan, we contribute an amount equal to one dollar for each dollar contributed by participating employees up to the first two percent of their regular earnings and fifty cents for each additional dollar contributed by employees on the next four percent of their regular earnings. Our matching contributions are invested solely in our common stock.

     Effective for 2001, the Savings Plan limits the additions that can be made to a participating employee’s account to $35,000 per year. The term “additions” includes our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.

     Of those additions, the current maximum before-tax contribution is limited to $10,500 per year. In addition, no more than $170,000 of annual compensation may be taken into account in computing benefits under the Savings Plan. We have a Supplemental Plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $170,000 limitation on earnings, would have been allocated to a participating employee’s account as employee before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan.

     Employees affected by these limitations who make deferrals of income under this Supplemental Plan receive credit for such deferrals towards their retirement benefit under our retirement plans. In certain circumstances, we must fund trusts established to secure obligations to make payments under the Supplemental Plan.

     Amounts deferred, if any, under the Savings Plan and the related Supplemental Plan by the Named Executive Officers are included in the “Salary” and “Bonus” columns of the Summary Compensation Table. Our matching contributions allocated to the Named Executive Officers under the Savings Plan and the related Supplemental Plan are shown in the “All Other Compensation” column of the Summary Compensation Table.

Stock and Incentive Plan

     Under the Stock and Incentive Plan, our employees may be granted stock options, stock appreciation rights, stock awards (including restricted stock awards and performance-based stock awards), or performance unit awards, either as a result of a general grant or as a result of an award based on having met certain performance criteria. Where an employee is also an executive officer, the performance criteria are determined by the Executive Compensation Committee. Our non-employee Directors are not eligible to participate in this Plan. This Plan will be replaced by the 2001 Plan, as described in Item 3 of this Proxy Statement, if the 2001 Plan is approved by our shareholders, and no further options or awards will be granted under this Plan. However, outstanding awards and options granted under this Plan will continue to vest and such options may be exercised after the 2001 Plan is in effect.

Warner-Lambert Company 1996 Stock Plan

     Under the Warner-Lambert 1996 Stock Plan, our employees may be granted stock options or stock awards (including restricted stock awards and performance-based stock awards), either as a result of a general grant or as a result of an award based on having met certain performance criteria. As a result of the change in control of Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000, became immediately exercisable or vested.

     Under the Warner-Lambert 1996 Stock Plan, the Directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. Under the Plan, these deferred amounts could have been credited to a Warner-Lambert Common Stock Equivalent Account (the “Equivalent Account”). That Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert Directors, Messrs. Burt, Gray, Howell, Lorch, Mandl and Sovern, who joined our Board after the acquisition, had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this Plan. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock units. These units will be payable in Pfizer common stock at various times in accordance with the individual’s election. These units are described in footnote 6 to the table entitled “Securities Ownership of Officers and Directors.”

     No future grants will be made under the Plan if the 2001 Plan described in Item 3 of this Proxy Statement is approved by our shareholders. However, outstanding awards and options granted under this Plan will continue to vest and such options may be exercised after the 2001 Plan is in effect.

Employment Agreement

     In 2001, we entered into an employment agreement with Dr. McKinnell that provides for his employment as Chief Executive Officer of the Company through February 29, 2008. Dr. McKinnell’s agreement provides that he will receive an annual base salary of at least $1,350,000, and will be eligible to receive an incentive bonus in accordance with the guidelines established by the Executive Compensation Committee, as well as to participate in our executive benefit and incentive plans (including stock-based plans).

     Under the terms of the agreement, if Dr. McKinnell’s employment is terminated by reason of death, disability or retirement, he is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus based on his prior year’s incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled under our benefit plans, (e) vesting of outstanding unvested stock options and other equity-based awards, and (f) continued coverage in our health benefit plans. If Dr. McKinnell’s employment is terminated by the Company without cause or by Dr. McKinnell for good reason (as defined in the agreement), he is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination, a prorated portion of his incentive bonus based on the prior year’s incentive bonus, and any incentive bonus amount earned but not yet paid, (b) a payment equal to his annual base salary plus the most recent year’s incentive bonus multiplied by the greater of (i) two or (ii) the number of years remaining on the contract, (c) vesting of outstanding stock options and equity-based awards, (d) benefits under all plans for a period of two years following termination, as well as vesting of all awards under the plans, and (e) continued coverage in the Company’s health benefit plans.

     If any payment or distribution by the Company to Dr. McKinnell is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Company a payment on an after-tax basis equal to the federal, state and local income and excise taxes imposed, and any penalties and interest. The agreement also contains provisions that restrict Dr. McKinnell’s ability to engage in any business which is competitive with the Company’s business for a period of one year following his retirement or termination for cause or without good reason or to solicit Company employees for a period of two years following such a termination.

Consulting Agreement

     We entered into a consulting agreement with Mr. Steere in 2000 which provides that, following his retirement, he will serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, provide consulting and advice to the Company and participate in various external activities and events for the benefit of the Company. The initial term of the agreement is for 5 years, and will automatically extend for successive 5-year terms unless Mr. Steere or the Company terminates the agreement at the end of its then current term. Mr. Steere will provide up to 30 days per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He will obtain the approval of the Board of Directors before providing any consulting, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company will pay Mr. Steere (i) an annual retainer of $50,000 (subject to his ability to continue to provide the contemplated services), and (ii) a fee of $5,000 for each day he renders services. We will also reimburse him for reasonable travel and living expenses that he incurs in providing these services for us. In addition, we will provide him continued lifetime access to Company facilities and services comparable to those that are currently made available to him by the Company.

Severance Agreements

     We have entered into severance agreements with our executive officers, including each of the Named Executive Officers. The agreements continue through September 30 of each year, and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

     These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following such a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer’s base amount, as defined in the agreements or (ii) the sum of the executive officer’s (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.

     In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Performance-Contingent Share Award Program. The executive officer would also receive a benefit payable from our general funds calculated using the benefit calculation provisions of our Retirement Annuity Plan and our unfunded Supplemental Retirement Plan with the following additional features:

•	the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;

•	the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer’s age;

•	such benefit would be further determined without any reduction on account of its receipt prior to age 65; and

•	such benefit would be offset by any amounts otherwise payable under our Retirement Annuity Plan and unfunded Supplemental Retirement Plan.

     The executive officer would also become vested in all other benefits available to our retirees. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

     If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events:

•	any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities;

•	a majority of our Directors are replaced during a two-year period; or

•	shareholders approve certain mergers, or a liquidation or sale of our assets.

     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will “gross up” the executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

     In certain circumstances, we must fund trusts established to secure our obligations to make payments under the severance agreements in advance of the time payment is due.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF
SHAREHOLDERS

     Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2002 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Mr. C. L. Clemente, Secretary, at our principal executive offices by November 7, 2001.

     Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of the Company at 235 East 42nd Street, New York, NY 10017-5755. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2002 Annual Meeting no later than:

•	60 days in advance of the 2002 Annual Meeting if it is being held within 30 days preceding the anniversary date (April 26, 2001) of this year’s meeting; or

•	90 days in advance of the meeting if it is being held on or after the anniversary date of this year’s meeting.

     For any other annual or special meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

     Our annual meeting of shareholders is generally held on the fourth Thursday of April. Assuming that our 2002 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 24, 2002. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

     The nomination must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment;

•	the number of shares of common stock held by the nominee;

•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director; and

•	a signed consent of the nominee to serve as a Director of the Company, if elected.

Notice of a proposed item of business must include:
•	a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

•	the shareholder’s name and address;

•	the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and

•	any material interest of the shareholder in such business.

     The Board is not aware of any matters that are expected to come before the 2001 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

     The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

     Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

     If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States.

March 8, 2001

By order of the Board of Directors,

C.L. Clemente
Secretary

45

ANNEX 1

Charter
Audit Committee

Status

     The Audit Committee is a committee of the Board of Directors

Membership

     The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall in the judgment of the Board of Directors have accounting or financial management expertise.

Responsibilities

1.	Review with members of the public accounting firm selected as outside auditors for the Company, the scope of the prospective audit, the estimated fees therefor and such other matters pertaining to such audit as the Committee may deem appropriate and receive copies of the annual comments from the outside auditors on accounting procedures and systems of control; review and consider whether the provision by the outside auditors of information technology and other non-audit services is compatible with maintaining their independence; and review with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries.

2.	Review, at least annually, the then current and future programs of the Company’s Internal Audit Department, including the procedure for assuring implementation of accepted recommendations made by the auditors; receive summaries of all audit reports issued by the Internal Audit Department; and review the significant matters contained in such reports.

3.	Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

4.	Recommend annually the public accounting firm to be outside auditors for the Company, for approval by the Board of Directors and set their compensation.

5.	Review with management and the public accounting firm selected as outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10K or 10Q with the Securities and Exchange Commission. Such review to include the items required by SAS 61 as in effect at that time in the case of the annual statements and SAS 71 as in effect at that time in the case of the quarterly statements.

6.	Receive from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the outside auditors.

7.	Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to assure Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and other third parties as determined by the Committee on such matters, as well as major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

i

Meetings

     The Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities.

Report

     The Committee shall prepare a report each year concerning its compliance with this charter for inclusion in the Company’s proxy statement relating to the election of directors.

ii

ANNEX 2

Pfizer Inc. 2001 Stock and Incentive Plan

1.	Purpose

     The purpose of the Pfizer Inc. 2001 Stock and Incentive Plan (“the Plan”) is to furnish a material incentive to employees of the Company and its subsidiaries by making available to them the benefits of a larger Common Stock ownership in the Company through stock options, awards and otherwise. It is believed that these increased incentives stimulate the efforts of employees towards the continued success of the Company and its subsidiaries, as well as assist in the recruitment of new employees.

2.	Administration

     The Plan shall be administered and interpreted by the Executive Compensation Committee, consisting of not less than three persons appointed by the Board of Directors of the Company from among its members. A person may serve on the Executive Compensation Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Executive Compensation Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time establish such rules and regulations and delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of stock options or awards intended to be qualified under Section 162(m) of the Internal Revenue Code. The decisions of the Executive Compensation Committee or its authorized designee (“the Committee”) shall be final, conclusive, and binding with respect to the interpretation and administration of the Plan and any grant made under it. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan and stock options and awards under the Plan, including the right to construe disputed or doubtful Plan, stock option or award terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law.

3.	Total Number of Shares

     Subject to the provisions of Section 8(a), the maximum amount of stock which may be issued under the Plan is 250,000,000 shares of the Common Stock of the Company. No participant under this Plan shall be granted (i) options or awards which could result in such participant receiving in any calendar year more than 2,000,000 shares of the total number of shares of Common Stock, or (ii) any option or award if such participant owns more than ten percent of the stock of the Company within the meaning of Section 422 of the Internal Revenue Code, or (iii) any incentive stock option, as defined in Section 422 of the Internal Revenue Code, which would result in such participant receiving a grant of incentive stock options for stock that would have an aggregate fair market value in excess of $100,000, determined as of the time that the option is granted, that would be exercisable for the first time by such participant during any calendar year.

     Any shares which are not purchased or awarded under an option or other award which has terminated or lapsed, either by its terms or pursuant to the exercise, in whole or in part, of an award or right granted under the Plan may be used for the further grant of options or awards.

4.	Participation in Plan

     (a) Employees: All employees of the Company or its subsidiaries shall be eligible to participate in this Plan. From time to time, the Committee shall determine the employees who shall be granted options, stock awards or other awards under the Plan and the number of shares of Common Stock to be made subject thereto granted to each such employee.

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     (b) Ineligible Persons: For any and all purposes under this Plan, the term “employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Company at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible person is subsequently determined to be an “employee” by any governmental or judicial authority.

     (c) Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any participant’s employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any Subsidiary. No employee shall have the right to be selected to receive an option or other award under this Plan or having been so selected, to be selected to receive a future award grant or option. Neither the award nor any benefits arising out of this Plan shall constitute part of a participant’s employment contract with the Company or any Subsidiary and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any Subsidiary for severance payments. The awards under this Plan are not intended to be treated as compensation for any purpose under any other Company plan.

5.	Term of Plan

     No option or stock award with respect to shares shall be granted pursuant to this Plan after December 31, 2010, but the exercise of options or other awards, and restrictions on options or awards, may extend beyond such date.

6.	Terms and Conditions of Options

     All options under the Plan shall be subject to the following terms and conditions:

     (a) Option Price. The option price per share shall be not less than the fair market value of the Common Stock on the date the option is granted, as determined by the Committee, in accordance with applicable provisions of the Internal Revenue Code and Treasury Department rulings and regulations thereunder.

     (b) Number of Shares. The option shall state the number of shares of Common Stock covered thereby.

     (c) Exercise of Option. An option will be deemed exercised by the optionee, or in the event of death, an option shall be deemed exercised by the estate of the optionee, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, upon delivery of (i) a notice of exercise to the Company or its representative, or by using other methods of notice as the Committee shall adopt, and (ii) accompanying payment of the option price in accordance with any restrictions as the Committee shall adopt. The notice of exercise, once delivered, shall be irrevocable.

     (d) Term of Option. The Committee shall determine the option exercise period of each stock option. The period for incentive stock options shall not exceed ten years from the grant date. A non-qualified stock option may be exercisable for a period of up to ten years and six months so as to conform with or take advantage of governmental requirements, statutes or regulations.

     (e) First Exercisable Date. No option may be exercised during the first year of its term or such longer period as may be specified in the option; provided, however, in the event that the Board of Directors of the Company determines that a “Change of Control” of the Company has occurred or will occur, as that term is defined in Section 8 (d), any options or awards that are not yet exercisable or vested become exercisable or vested as of the Change of Control, and further provided that the Committee may in its discretion make any options that are not yet exercisable immediately exercisable in cases where (i) an optionee’s employment is to be terminated due to a divestiture or downsizing of a business, (ii) in the case of a retiring optionee who holds options with extended vesting provisions, or (iii) otherwise, where the Committee determines that such action is appropriate to prevent inequities with respect to an optionee.

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     (f) Termination of Option. All options shall terminate upon their expiration, their surrender, upon breach by the optionee of any provisions of the option, or in accordance with any other rules and procedures incorporated into the terms and conditions governing the options as the Committee shall deem advisable or appropriate.

     (g) Incorporation by Reference. The option shall contain a provision that all the applicable terms and conditions of this Plan are incorporated by reference therein.

     (h) Other Provisions. The option shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. In addition, the incentive stock options shall contain such other provisions as may be necessary to meet the requirements of the Internal Revenue Code and the Treasury Department rulings and regulations issued thereunder with respect to incentive stock options.

7.	Stock Awards

     Stock awards will consist of shares of Common Stock of the Company issued to participants. Each stock award to a participant shall provide that the shares subject to such award may not be transferred or otherwise disposed of by the participant prior to the expiration of a period or periods specified therein, which shall not occur earlier than one year following the date of the award (except that the award or the Committee may permit the earlier lapse of such restriction in the event of the participant’s death, disability or retirement pursuant to any pension or retirement plan maintained by the Company or any of its Subsidiaries), and that the Company shall have the right to reacquire such shares upon termination of the participant’s employment with the Company while such restriction is in effect, such reacquisition to be upon the terms and conditions provided in the award. Stock awards shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate consistent with the provisions of the Plan as herein set forth. Notwithstanding anything in this Plan to the contrary, the maximum amount of stock awards which may be issued under this Section 7 shall not exceed 2,500,000 shares of the Common Stock of the Company.

8.	Conditions Applicable to All Options and Awards

     (a) Recapitalization. In the event of any change in the number or kind of outstanding shares of Common Stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made, in accordance with applicable provisions of the Internal Revenue Code and Treasury Department rulings and regulations thereunder, in the number and kind of shares for which any options or awards may thereafter be granted both in the aggregate and as to each optionee, as well as in the number and kind of shares theretofore granted and the price payable. In no event may any change be made to an incentive stock option which would constitute a “modification” under Section 424(h)(3) of the Internal Revenue Code. The Committee may adjust awards to preserve the benefits or potential benefits of the awards or otherwise in a manner not inconsistent with applicable provisions of the Code and regulations. Action by the Committee may include, without limitation: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options; and (iv) any other adjustments the Committee determines to be equitable. Any such determination shall be final and binding on all parties.

     (b) Transferability. Options and awards shall not be transferable other than by Will or the laws of descent and distribution and shall be exercisable, during the optionee’s or grantee’s lifetime, only by the optionee or grantee; provided, however, that the Committee in its discretion may grant (or sanction by way of an amendment to an existing grant) non-qualified stock options which may be transferred by the optionee, solely as gifts during the optionee’s lifetime, to any member of the optionee’s immediate family or to a trust established for the exclusive benefit of one or more members of the optionee’s immediate family, in which case the terms of such option shall so state. As used in this subsection, immediate family shall mean any spouse, child, stepchild or grandchild of an optionee, and shall include any of the foregoing relationships arising from legal adoption.

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     (c) Leave of Absence. If approved by the Committee, an employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose of the Plan.

     (d) Change of Control. Change of Control shall mean the occurrence of any of the following events: (i) at any time during the two-year period following the Effective Date, or the beginning of a renewal term as the case may be, at least a majority of the Company’s Board of Directors shall cease to consist of “Continuing Directors” (meaning directors of the Company who either were directors at the beginning of such two-year period or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934), except any majority-owned Subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of shares of Common Stock of the Company having 20% or more of the voting power of all outstanding shares of capital stock of the Company, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, whether or not the Company is the surviving corporation, in which outstanding shares of Common Stock of the Company are converted into shares of another company (other than a conversion into shares of voting Common Stock of the successor corporation or a holding company thereof representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation) or other securities (of either the Company or another company) or cash or other property; or (iv) the sale of all, or substantially all, of the Company’s assets occurs; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company.

     (e) Applicable Law. Any option or other award shall contain a provision that it may not be exercised at a time when the exercise thereof or the issuance of shares thereunder would constitute a violation of any federal or state law or listing requirements of the New York Stock Exchange for such shares or a violation of the applicable laws of any foreign jurisdiction where options or other awards are or will be granted under the Plan. The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of laws, except to the extent superseded by any controlling Federal statute.

     (f) Performance Based Awards. The Committee may designate whether any award under Section 7 being granted to any employee is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code Section 162(m). The Performance Measures that may be used by the Committee for such awards shall be based on any one or more of the following as selected by the Committee: Total shareholder return, earnings per share growth, increase in revenue, share price appreciation, return on assets, return on equity, inventory utilization, total asset utilization and operating income growth. For such awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the Performance Measures shall be made during the period required under Code Section 162(m).

     (g) Tax Withholding. The Company shall have the right to deduct applicable taxes from any option or award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the option or award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Common Stock’s fair market value when the tax withholding is required to be made.

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9.	Definitions

     (a) Board of Directors. The term “Board of Directors” shall mean the Board of Directors of Pfizer Inc.

     (b) Committee. The term “Committee” shall mean the Executive Compensation Committee or such other persons or committee as referred to in Section 2 hereof to which it has delegated any authority, as may be appropriate.

     (c) Common Stock. The term “Common Stock” shall mean the $.05 par value Common Stock of the Company, authorized but unissued, or issued and reacquired by the Company and held as treasury stock, or held by any trust established by the Company for the purpose of satisfying the Company’s obligations for the issuance of Common Stock under the Plan.

     (d) Company. The term “Company” shall mean Pfizer Inc., a Delaware corporation.

     (e) Effective Date. The effective date shall be April 26, 2001.

     (f) Executive Compensation Committee. The term “Executive Compensation Committee” shall mean the Executive Compensation Committee of Pfizer Inc. as constituted by resolution of the Board of Directors.

     (g) Internal Revenue Code. The term “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

     (h) Subsidiary. The term “Subsidiary” shall mean a Subsidiary corporation of the Company as determined by the Committee; provided however that in the case of incentive stock options such term shall be as defined in Section 424(f) of the Internal Revenue Code.

10.	Use of Proceeds

     The proceeds received by the Company from the sale of stock under the Plan shall be added to the general funds of the Company and shall be used for such corporate purposes as the Board of Directors shall direct.

11.	Amendment and Revocation

     The Executive Compensation Committee shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that without the consent of the participants affected, unless required by law, no change may be made in any option or award theretofore granted which will impair the rights of participants under outstanding options or awards; and provided further, that the Executive Compensation Committee may not, without the approval of the holders of a majority of the outstanding Common Stock, make any alteration or amendment to the Plan which increases the maximum number of shares of Common Stock which may be issued under the Plan or the number of shares of such stock which may be issued to any one participant, extends the term of the Plan or of options granted thereunder, or reduces the option price below that now provided for in the Plan. The Executive Compensation Committee may delegate to another committee, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an option or award has been granted, which such other committee deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any options or awards, or establishing any local country plans as sub-plans to this Plan, each of which may be attached as an Appendix hereto. Notwithstanding any other provisions in the Plan to the contrary, in no event shall the Executive Compensation Committee, or its designee, reprice or regrant options at a price below the original option issue price.

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12.	Compliance with Section 16

     With respect to participants subject to Section 16 of the Securities Exchange Act of 1934 (“Members”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of1934. To the extent that compliance with any Plan provision applicable solely to such Members is not required in order to bring a transaction by such Member into compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Plan administrators. To the extent any provision of the Plan or action by the Plan administrators involving such Members is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Members, to the extent permitted by law and deemed advisable by the Plan administrators.

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ANNEX 3

Pfizer Inc. 2001
Performance-Contingent Share Award Plan

1. Purpose:  The 2001 Performance-Contingent Share Award Plan is designed to promote the retention of key employees, to compensate such employees based on the Company’s achievement of corporate performance criteria and to optimize employee motivation. The Plan emphasizes long-term compensation values over short-term pay opportunities and encourages stock retention by the Company’s key employees in the face of stock market fluctuations.

2. Definitions:

     a) Committee — the Executive Compensation Committee of the Board of Directors of Pfizer Inc.

     b) Company — Pfizer Inc. and its subsidiary companies.

     c) Peer Group — an industry peer index compiled or revised by the Committee, as appropriate, that currently consists of the following companies: Abbott Laboratories, American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Schering-Plough Corp. and Pharmacia Corp.

     d) Performance-Contingent Shares — shares of Pfizer Inc. common stock that may be awarded under this Plan to eligible employees of the Company. For shares to be issued to any such employee, however, certain preestablished Company performance criteria must be met.

     e) Performance Period — The period for determining the Company’s performance, which shall not be longer than five calendar years, nor shorter than two calendar years, as determined by the Committee. Interim phase-in periods apply to new participants and are designed to account for shorter Performance Periods within the initial five-year period. The interim phase-in awards shall provide for an award equal to the full five-year award multiplied by a fraction equal to the number of years of the phase-in divided by five (5) as follows: initial two-year period — 40% of awards; initial three-year period — 60% of awards; initial four-year period — 80% of awards; and a full five-year period — 100% of awards. However, the period for determining the Company’s performance for the phase-in awards will commence at the beginning of the phase-in period.

     f) Plan — the 2001 Performance-Contingent Share Award Plan.

3. Eligibility: The 100 highest ranking employees of the Company, as determined by grade or similar leveling structure, are eligible to be granted the opportunity by the Committee to earn Performance-Contingent Shares based upon the Company’s achievement of predetermined corporate performance criteria. For any and all purposes under this Plan, the term “employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Company at the time of hire as not eligible to participate in or receive benefits under the Plan, even if such ineligible person is subsequently determined to be an “employee” by any governmental or judicial authority.

4. Participation: The Committee shall select an eligible employee for participation under the Plan by delivering to such employee, prior to the start of the applicable Performance Period, an award letter that specifies the objective performance criteria and the number of Performance-Contingent Shares payable upon the attainment of such criteria. The award shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate consistent with the provisions of the Plan as herein set forth.

     Nothing in the Plan shall interfere with or limit in any way the right of the Company or any subsidiary to terminate any participant’s employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any subsidiary. No employee shall have the right to be selected to receive an award under this Plan or having been so selected, to be selected to receive a future award. Neither the award nor any benefits arising out of this Plan shall constitute part of a participant’s employment contract with the Company or any subsidiary and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any subsidiary for severance payments. The awards under this Plan are not intended to be treated as compensation for any purpose under any other Company plan.

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5. Award of Performance-Contingent Shares: The total number of shares to be awarded under the Plan is limited to 12.5 million shares of Pfizer Inc. common stock. No eligible employee will be granted Performance-Contingent Shares for more than 500,000 shares of the Company’s common stock for any Performance Period consisting of five years, or as adjusted ratably for interim phase-in awards in accordance with Section 2(e) of the Plan. Actual awards will generally be a fraction of the maximum and will be correlated with awards under the Company’s stock option plan. The maximum number of Performance-Contingent Shares to be awarded will be determined by the Committee each year prior to the start of the Performance Period and shall be set forth in the award letter provided to each eligible employee. The Committee has no discretion to increase the maximum award to any participant who remains at the same grade or similar leveling structure throughout the Performance Period. However, notwithstanding the preceding sentence, should a participant’s responsibilities within the Company change prior to the completion of a Performance Period, the corresponding award may be adjusted to reflect the new level of responsibilities in the Committee’s sole and absolute discretion.

6. Determination of Corporate Performance Formula: Awards of Performance-Contingent Shares are determined by a preestablished, non-discretionary formula comprised of two performance criteria — total shareholder return (including reinvestment of dividends) and diluted earnings per share — measured over the applicable Performance Period relative to the Peer Group. The targets under the performance formula shall be established by the Committee before the start of the Performance Period. The performance formula weighs each criterion equally. To the extent that the Company’s performance exceeds the low end of the range of performance of the Peer Group in either or both of the performance criteria, a varying amount of shares up to the maximum will be earned, all as set forth in the award letter. Receipt of awards may be deferred by an employee participant in accordance with rules established by the Committee.

7. Administration of the Plan: The Plan is administered by the Committee (consisting solely of three or more outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, who are also non-employee directors within the meaning of Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended). In addition to preestablishing the targets under the performance formula and the number of shares awardable to each participant, the Committee must certify in writing prior to final payment of the shares that the performance criteria and other material terms of payment were, in fact, satisfied. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan including the right to construe disputed or doubtful Plan terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law.

8. Termination of Employment: If a Plan participant is not employed at the end of the Performance Period due to death, disability or termination of employment following a Change in Control, as defined under Pfizer’s stock option plan, a determination of shares payable, if any, to the Plan participant or his or her estate will be made, as soon as practicable, on the basis of the Company’s performance during the full calendar years of the Performance Period that elapsed before the employee’s termination of employment. The number of Performance-Contingent Shares to be awarded shall be determined by multiplying the Performance-Contingent Shares otherwise awardable by a fraction, the numerator of which is the number of years completed during the Performance Period before termination of employment (whole or partial), and the denominator of which is the original length of the Performance Period. If a Plan participant is not employed at the end of the Performance Period due to retirement under one of the Company’s retirement plans, an award pro-rated for the number of years and months he was employed during the Performance Period may be provided, in the Committee’s sole and absolute discretion, shortly after the completion of the Performance Period.

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9. Recapitalization: In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made, in accordance with applicable provisions of the Internal Revenue Code and Treasury Department rulings and regulations thereunder, in the number and kind of shares for which any awards may thereafter be granted both in the aggregate and as to each grantee, as well as in the number and kind of shares theretofore granted and the price or unit value payable. The Committee may adjust awards to preserve the benefits or potential benefits of the awards or otherwise in a manner not inconsistent with applicable provisions of the Code and regulations. Action by the Committee may include, without limitation: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; and (iii) any other adjustments the Committee determines to be equitable. Any such determination shall be final and binding on all parties.

10. Amendment of Plan: The Committee shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, the Committee may not, without the approval of the holders of a majority of the outstanding Common Stock, make any alteration or amendment to the Plan which increases the maximum number of shares of Common Stock which may be issued under the Plan or the number of shares of such stock which may be issued to any one participant.

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DIRECTIONS TO PFIZER GLOBAL RESEARCH & DEVELOPMENT Groton, Connecticut

From South and West (New York City and New Haven), and North (Boston and Northern New England)
•	Take I-95 (New England Thruway) to Exit 87 South in Groton, Connecticut.

•	Take Clarence B. Sharp Memorial Highway (Rt. 349) South for 1 1/4 miles (through two traffic lights) to the entrance to the Pfizer Visitor Center.

•	Attendants will direct you to the parking area where a shuttle bus will transport you to the Annual Meeting site.

•	You should anticipate heavy traffic, both on I-95 and Rt. 349.

Public Transportation to New London, Connecticut is available via AMTRAK (800-872-7245) and Greyhound Bus (800-231-2222). Taxi service to the Pfizer facility is available from the train and bus stations in New London.

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

P R O X Y

PFIZER INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints William C. Steere, Jr., Henry A. McKinnell, and C. L. Clemente, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on February 28, 2001, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Inc. Savings and Investment Plan, the Pfizer Inc. Employee Benefit Trust, the Warner-Lambert Company Savings and Stock Plan and the Warner-Lambert Company Savings and Stock Plan for Colleagues in Puerto Rico at the Annual Meeting of Shareholders to be held on April 26, 2001 at 10:00 a.m. at Pfizer Global Research and Development, Eastern Point Road, Groton, Connecticut, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR ALL ITEMS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE
SIDE

ˆPLEASE FOLD AND DETACH HERE IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONEˆ

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

ADMISSION TICKET

PFIZER INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2001
10:00 a.m.
Pfizer Global
Research and Development
Eastern Point Road
Groton, Connecticut

Seating will be limited and extra time will be needed for parking and a shuttle bus ride to the Annual Meeting site. Shuttle buses will be available starting at 8:45 a.m. See the inside back cover of the Proxy Statement for a map and directions.

[X]	Please mark your vote with an X.

The Board of Directors recommends a vote "FOR" All Items.

	FOR	WITHHELD
1. Election of Directors. (Mark ONE box only.)	[ ]	[ ]	Vote WITHHELD from all nominees:
Nominees: 01. Robert N. Burt, 02. W. Don Cornwell 03. Henry A. McKinnell, 04. Dana G. Mead 05. Ruth J. Simmons, 06. William C. Steere, Jr.

FOR all nominees, except vote withheld from the following nominees (if any):

	FOR	AGAINST	ABSTAIN
2. A proposal to approve the appointment of KPMG LLP as independent auditors for 2001.	[ ]	[ ]	[ ]
3. A proposal to approve the 2001 Stock and Incentive Plan.	[ ]	[ ]	[ ]
4. A proposal to approve the 2001 Performance Contingent Share Award Plan.	[ ]	[ ]	[ ]

SPECIAL ACTIONS
I would like to receive future proxy materials by e-mail. Please send me further information.	[ ]	Change of Address	[ ]
		Comments on reverse side	[ ]

IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.
(SIGNATURE IF SHAREHOLDER)	DATE

(SIGNATURE IF SHAREHOLDER)	DATE

ˆFOLD AND DETACH HERE IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONEˆ

PFIZER INC.

Dear Shareholder:

We encourage you to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

If you vote electronically you must provide the control number that is printed in the box above, just below the perforation. Have the control number handy when you vote on the Internet or by telephone.

1. To vote on the Internet:	Go to www.eproxyvote.com/pfe and follow the prompts.

2. To vote by telephone:	On a touch-tone telephone call 1-877-prx-VOTE (1-877-779-8683). Outside of the U.S. and Canada call 201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you vote your shares on the Internet or by telephone, you do not need to mail back your proxy card.

Your vote is important. Thank you for voting.